
                                                                    EXHIBIT 2.10

                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                BLC ACQUISITIONS, INC., SALI MERGER SUB INC., AND

                         SOUTHERN ASSISTED LIVING, INC.

                                 March 30, 2006

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                                TABLE OF CONTENTS

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
                                    ARTICLE I

                                   THE MERGER

1.1  The Merger..........................................................     1
1.2  The Closing.........................................................     1
1.3  Actions at the Closing..............................................     1
1.4  Additional Actions..................................................     3
1.5  Consideration; Conversion of Shares.................................     3
1.6  Net Working Capital Adjustments.....................................     4
1.7  Escrow Amount.......................................................     6
1.8  Dissenting Shares...................................................     6
1.9  Options and Warrants................................................     7
1.10 Articles of Incorporation and By-laws...............................     8
1.11 No Further Rights...................................................     8
1.12 Closing of Transfer Books...........................................     8
1.13 Earnest Money.......................................................     8
1.14 Due Diligence Period................................................     9
1.15 Officers............................................................     9
1.16 Directors...........................................................     9
1.17 Title...............................................................     9
1.18 Surveys.............................................................    10
1.19 Company Obligation Escrow...........................................    10

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.1  Organization, Qualification and Corporate Power.....................    11
2.2  Capitalization......................................................    11
2.3  Authorization of Transaction........................................    12
2.4  Noncontravention....................................................    13
2.5  Subsidiaries........................................................    13
2.6  Financial Statements................................................    14
2.7  Absence of Certain Changes..........................................    14
2.8  Undisclosed Liabilities.............................................    14
2.9  Tax Matters.........................................................    14
2.10 Assets..............................................................    16
2.11 Owned Real Property.................................................    17
2.12 Real Property Leases................................................    17
2.13 Intellectual Property...............................................    17


                                       i

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
2.14 Contracts...........................................................    18
2.15 Assisted Living Residence Agreements; Rent Rolls....................    19
2.16 Insurance...........................................................    20
2.17 Litigation..........................................................    20
2.18 Employees...........................................................    20
2.19 Employee Benefits...................................................    21
2.20 Environmental Matters...............................................    23
2.21 Legal Compliance....................................................    24
2.22 Permits.............................................................    24
2.23 Certain Business Relationships With Affiliates......................    24
2.24 Brokers' Fees.......................................................    25
2.25 Books and Records...................................................    25
2.26 WARN Compliance.....................................................    25
2.27 Survey Reports......................................................    25
2.28 Capital Expenditures................................................    25
2.29 Absence of Adverse Notices..........................................    26
2.30 Resident Records....................................................    26
2.31 Government Reimbursement Programs...................................    26
2.32 Licensed Beds and Units.............................................    26
2.33 Disclosure..........................................................    26

                                   ARTICLE III

    REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY

3.1  Organization and Corporate Power....................................    27
3.2  Authorization of Transaction........................................    27
3.3  Noncontravention....................................................    27
3.4  Financing...........................................................    28
3.5  Inspections; No Other Representations...............................    28

                                   ARTICLE IV

                                    COVENANTS

4.1  Closing Efforts.....................................................    28
4.2  Governmental and Third-Party Notices and Consents...................    28
4.3  Licensing Surveys...................................................    30
4.4  Operation of Business...............................................    30
4.5  Access to Information...............................................    32
4.6  Exclusivity.........................................................    32
4.7  Expenses............................................................    33
4.8  Indemnification and Insurance.......................................    33
4.9  Title Information...................................................    34
4.10 Environmental Reports; Property Condition Reports...................    34
4.11 WARN Act............................................................    34


                                       ii

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
4.12 Pre-Closing Cooperation.............................................    34
4.13 Employee Matters....................................................    34
4.14 Financial Report Cooperation........................................    35
4.15 Condemnation........................................................    35
4.16 Accounts Receivable.................................................    35
4.17 Shareholder Approval................................................    36
4.18 Voting of Proxy by Shareholders Representatives.....................    37

                                    ARTICLE V

                      CONDITIONS TO CONSUMMATION OF MERGER

5.1  Conditions to Each Party's Obligations..............................    38
5.2  Conditions to Obligations of the Buyer and the Transitory
        Subsidiary.......................................................    38
5.3  Conditions to Obligations of the Company............................    40

                                   ARTICLE VI

                                 INDEMNIFICATION

6.1  Indemnification by the Indemnifying Securityholders.................    41
6.2  Indemnification by the Buyer........................................    42
6.3  Indemnification Claims..............................................    42
6.4  Survival of Representations and Warranties..........................    45
6.5  Limitations.........................................................    46
6.6  Distribution of Escrow Amount.......................................    48
6.7  Tax Matters.........................................................    48

                                   ARTICLE VII

                                   TERMINATION

7.1  Termination of Agreement............................................    55
7.2  Effect of Termination...............................................    56

                                  ARTICLE VIII

                                   DEFINITIONS

                                   ARTICLE IX

                                  MISCELLANEOUS

9.1  Press Releases and Announcements....................................    70
9.2  No Third Party Beneficiaries........................................    70
9.3  Entire Agreement....................................................    71
9.4  Succession and Assignment...........................................    71
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                                      iii

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
9.5  Counterparts and Facsimile Signature................................    71
9.6  Headings............................................................    71
9.7  Notices.............................................................    71
9.8  Governing Law.......................................................    73
9.9  Amendments and Waivers..............................................    73
9.10 Severability........................................................    73
9.11 Submission to Jurisdiction..........................................    74
9.12 Construction........................................................    74

Exhibit A - Escrow Agreement
Exhibit B - Deposit Escrow Agreement
Exhibit C - Capital Expenditure Budget
Exhibit D - Opinion of Hutchison Law Group PLLC
Exhibit E - Representation Letter
Exhibit F - Certain Long-Term Debt
Exhibit G - Disclosure for Form 8-K

Exhibit 1.6(E) - Illustration of Calculation of Estimated Adjusted Working
                 Capital
Exhibit 1.6(F) - Illustration of Calculation of Final Balance Sheet
Exhibit 5.2(k) - Weighted Average Census

                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     Amended and Restated Agreement entered into as of March 30, 2006 by and among BLC ACQUISITIONS, INC., a Delaware corporation (the "Buyer"), SALI MERGER SUB INC, a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), and SOUTHERN ASSISTED LIVING, INC., a North Carolina corporation (the "Company").

                                   WITNESSETH

     WHEREAS, Buyer, the Transitory Subsidiary and the Company (collectively, the "Parties") wish to amend and restate that certain Agreement and Plan of Merger, dated December 21, 2005 (the "Original Merger Agreement"), as amended from time to time in accordance with its terms (as so amended and restated herein, this "Agreement"); and

     WHEREAS, this Agreement contemplates a merger of the Transitory Subsidiary with and into the Company. In such merger, the Securityholders of the Company will receive cash in exchange for their capital stock or other securities of the Company;

     NOW THEREFORE, in consideration of the representations, warranties, covenants, promises and the mutual agreements contained herein, the Parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company at the Effective Time. From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the Surviving Corporation. The Merger shall have the effects set forth in Section 55-11-06 of the NCBCA and Section 252 of the DGCL.

     1.2 The Closing. The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, commencing at 9:00 a.m. local time on the Closing Date.

     1.3 Actions at the Closing. At the Closing:

          (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in
Section 5.2;

          (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in
Section 5.3;

          (c) the Surviving Corporation shall file with the Secretary of State of the State of North Carolina the Articles of Merger;

          (d) each Company Shareholder shall deliver to the Buyer for cancellation the certificate(s) representing such Company Shareholder's Common Shares properly endorsed or otherwise in proper form for cancellation; and

          (e) Company Shareholders holding at least an aggregate of 99% of the then-outstanding Common Shares shall deliver a Letter of Transmittal, in form and substance reasonably satisfactory to Buyer, approving the transactions contemplated herein, including, without limitation, the granting to the Company the power and authority (x) to receive on behalf of such Company Shareholder its pro-rata share of any amount paid by Buyer to the Company pursuant to Section 1.3(i) and (y) to pay such amount to the Company Obligation Escrow Agent as contemplated by Section 1.3(i), and the granting to the Shareholder Representatives (or their successors or assigns) of the power and authority to incur obligations, to execute documents (including the Escrow Agreement) that are legally binding on such Company Shareholder, to obligate such Company Shareholder, to provide the indemnification contemplated by Section 6.1 and
Section 6.7, to make decisions and settle disputes on such Company Shareholder's behalf as contemplated in Section 6.3, Section 6.7, and elsewhere in this Agreement, the Escrow Agreement and the Deposit Escrow Agreement and to otherwise act on behalf of such Company Shareholder, and agreeing to be liable for such Liabilities as the Securityholders are responsible pursuant to the terms of this Agreement, and to release the Company from any and all pre-Closing Liabilities, and containing a certificate of non-foreign status (as provided by Treasury Regulations Section 1.1445-2(b)(2)) (the "Letter of Transmittal");

          (f) the Buyer shall pay (by check or by wire transfer) to: (i) each Company Shareholder, the Closing Consideration into which his or her Common Shares are converted pursuant to Section 1.5; (ii) each Optionholder, the Option Consideration payable with respect to the Closing Consideration; (iii) each Warrantholder, the Warrant Consideration payable with respect to the Closing Consideration; and (iv) the Escrow Agent, the Escrow Amount;

          (g) the Buyer, the Shareholder Representatives and the Escrow Agent shall execute and deliver the Escrow Agreement, a copy of which is attached hereto as Exhibit A, and the Buyer or the Transitory Subsidiary shall deposit the Escrow Amount with the Escrow Agent in accordance with Section 1.7;

          (h) the Company, Buyer and the Shareholder Representatives shall execute and jointly deliver to the Deposit Escrow Agent the notice contemplated by Section 6(a) of the Deposit Escrow Agreement authorizing release of the Deposits to Buyer;

          (i) if not already effected prior to the Closing, the Company shall deliver the Company Obligation Amount to the Company Obligation Escrow Agent for the payment of the Company Obligations. Notwithstanding the foregoing, to the extent that as of the Closing, the Company shall have not delivered the Company Obligation Amount to the Company Obligation Escrow Agent, Buyer shall pay to the Company, who shall collect such payment on behalf of the Securityholders, an amount equal to that portion of the Company Obligation Amount not yet paid

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to the Company Obligation Escrow Agent, and the Company, on behalf of the
Securityholders, shall pay such amount to the Company Obligation Escrow Agent;

          (j) if not already effected prior to the Closing, the Company and the Company Obligation Escrow Agent shall execute and deliver the Company Obligation Escrow Agreement; and

          (k) to the extent that the calculation of the Closing Net Working Capital for the purposes of Section 1.6 of the Merger Agreement reflects the obligations of the Company pursuant to the Bonus Plan (as defined in the Disclosure Letter) and the Bonus Letters (as defined in the Disclosure Letter) as liabilities of the Company, Buyer shall pay all such obligations to the Bonused Employees.

     1.4 Additional Actions.

          (a) Within three (3) business days of the execution of the Original Merger Agreement, Buyer, Transitory Subsidiary, the Company and the Deposit Escrow Agent shall execute and deliver the Deposit Escrow Agreement.

          (b) The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

     1.5 Consideration; Conversion of Shares.

          (a) The Initial Merger Consideration shall be equal to $82,900,000, in cash. The "Closing Consideration," as calculated on a per Common Share basis, is the quotient of (x) the Initial Merger Consideration, as so adjusted pursuant to the terms of Sections 1.6(b), 1.17, 4.8(c) and 4.15 hereof, plus the aggregate exercise price for all outstanding Options and Warrants over (y) the number of Common Shares on a fully diluted basis. The Closing Consideration, as so adjusted pursuant to the terms of Section 1.6(e), shall be referred to as the "Final Consideration."

          (b) At the Closing:

               (i) By virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities, each Common Share issued and outstanding immediately prior to the Effective Time (other than Common Shares owned beneficially by Buyer or the Transitory Subsidiary) shall be converted into and represent only the right to receive (subject to the provisions of Section 1.7) the Closing Consideration for each such Common Share less such Common Shareholder's pro rata share of the Escrow Amount and the Company Obligation Amount (to the extent such amount is paid to the Company at Closing on behalf of the Securityholders as contemplated by Section 1.3(i)); provided that the Parties acknowledge and agree that no holder of a Common Share shall be entitled to receive the Closing Consideration for such Common Share unless and until such holder executes and delivers to Buyer a Letter of Transmittal; provided that the failure of any Company Shareholder to duly execute and deliver such

     Letter of Transmittal shall not delay the payment to the other Company Shareholders of the Merger Consideration pursuant to the terms hereof;

               (ii) By virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities, each share of common stock, $0.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence, one share of common stock, no par value per share, of the Surviving Corporation;

               (iii) Buyer shall pay to each Securityholder such Securityholder's pro rata portion of the aggregate Closing Consideration less such Securityholder's pro rata share of the Escrow Amount and the Company Obligation Amount (to the extent such amount is paid to the Company at Closing on behalf of the Securityholders as contemplated by Section 1.3(i)); and

               (iv) Buyer shall cause the amount of Five Million Three Hundred Thirty Thousand Dollars ($5,330,000) (the "Escrow Amount") to be deposited by Buyer with the Escrow Agent in accordance with the provisions of Section
     1.7 hereof.

          (c) Subject to Section 6.6, on the Final Balance Sheet Date, the absolute difference between the aggregate Final Consideration and the aggregate Closing Consideration shall be payable and paid by the Escrow Agent, the Buyer, or the Securityholders, as applicable, to the Securityholders or the Buyer, as applicable.

          (d) If required by Section 1.13, the Deposit Escrow Agent shall deliver an amount of funds equal to the Deposits to Buyer.

     1.6 Net Working Capital Adjustments.

          (a) Not less than three days prior to Closing, the Company shall deliver to the Buyer a balance sheet that has been prepared by the Company in accordance with GAAP applied on a consistent basis with the Company's historical financial statements(provided that such balance sheet shall be prepared taking into account the change in accounting for paid time off accrued by employees contemplated by Section 2.6 of the Disclosure Letter), which fairly estimates the Company's financial condition as of the Closing Date and which shall include a written calculation of the Closing Net Working Capital (the "Estimated Closing Balance Sheet").

          (b) Based on the Estimated Closing Balance Sheet, the Initial Merger Consideration shall be increased (the "Closing Positive Adjustment Amount") or decreased (the "Closing Negative Adjustment Amount"), as the case may be, on a dollar-for-dollar basis by the amount by which the Closing Net Working Capital of the Company derived from the Estimated Closing Balance Sheet is greater or less than $0.

          (c) Within sixty (60) calendar days after the Closing, Buyer shall, at Buyer's sole cost and expense, cause the Surviving Corporation to prepare and deliver to the Shareholder Representatives a balance sheet of the Surviving Corporation as of the Closing Date (without giving effect to the Merger) which shall include a written calculation of the actual Adjusted Working Capital as of the Closing Date (collectively, the "Final Closing Balance Sheet"). The Shareholder Representatives, or their designees, may observe the preparation of, and shall have access to such books and records as may be reasonably necessary to confirm the preparation of, the Final Closing Balance Sheet. The Final Closing Balance Sheet shall be prepared in accordance with GAAP applied on a consistent basis with the Company's historical financial statements (provided that such balance sheet shall be prepared taking into account the change in accounting for paid time off accrued by employees contemplated by Section 2.6 of the Disclosure Letter) as set forth on Exhibit 1.6(F).

          (d) If the Shareholder Representatives dispute any amounts reflected on the Final Closing Balance Sheet as delivered by the Surviving Corporation, the Shareholder Representatives shall so notify Buyer in writing ("Notice of Dispute") not more than thirty (30) calendar days after the date the Shareholder Representatives receive the Final Closing Balance Sheet, specifying in reasonable detail the points of disagreement. If the Shareholder Representatives fail to deliver a Notice of Dispute to Buyer within such thirty (30) day period, the Shareholder Representatives shall be deemed to have accepted the Final Closing Balance Sheet. Upon receipt of the Notice of Dispute, Buyer shall promptly consult with the Shareholder Representatives with respect to such points of disagreement in an effort to resolve the dispute. If any such dispute cannot be resolved by Buyer and the Shareholder Representatives within ten (10) calendar days after Buyer receives the Notice of Dispute, they shall refer the dispute to a certified public accountant and partner at a national accounting firm mutually agreeable by Buyer and the Shareholder Representatives (the "Accountant"), who will act as an arbitrator to finally determine, as soon as practicable, and in any event within thirty (30) calendar days after such reference, all points of disagreement with respect to the Final Closing Balance Sheet. In the event that Buyer and the Shareholder Representatives cannot mutually agree on a partner at a national accounting firm each of Buyer and the Shareholder Representatives shall select a partner at a national accounting firm, who shall be compensated by the party appointing such partner at such national accounting firm, and those two partners shall jointly select a third partner at a national accounting firm to serve as the Accountant. For purposes of such arbitration, each party shall submit a proposed Final Closing Balance Sheet; Buyer's proposed Final Closing Balance Sheet need not be identical to the Final Closing Balance Sheet delivered pursuant to Section 1.6(c). The Accountant shall determine only those items in dispute and shall apply the accounting principles set forth in this Section 1.6 and shall otherwise conduct the arbitration under such procedures as the parties may agree or, failing such agreement, under the Commercial Rules of the American Arbitration Association. The fees and expenses of the arbitration and of the Accountant incurred in connection with the arbitration of the Final Closing Balance Sheet shall be allocated between the parties by the Accountant in proportion to the extent either party did not prevail on items in dispute on the Final Closing Balance Sheet; provided, that such fees and expenses shall not include, so long as a party complies with the procedures of this Section, the other party's outside counsel or accounting fees. All determinations by the Accountant shall be final, conclusive and binding with respect to the Final Closing Balance Sheet and the allocation of arbitration fees and expenses. The date upon which the Final Closing Balance Sheet is agreed to by the Parties pursuant to the terms hereof shall be referred to as the "Final Balance Sheet Date."

          (e) Based on the Final Closing Balance Sheet determined under Section 1.6(c) or, if necessary, by the Accountant under Section 1.6(d), the aggregate Closing Consideration shall be increased (the "Post-Closing Positive Adjustment Amount") or decreased (the "Post-Closing Negative Adjustment Amount"), as the case may be, on a dollar-for-dollar basis by the amount by which the Adjusted Working Capital of the Surviving Corporation derived from the Final Closing Balance Sheet is greater or less than the Adjusted Working Capital of the Surviving Corporation derived from the Estimated Closing Balance Sheet. Notwithstanding the foregoing, any amounts previously paid by the Indemnifying Securityholders pursuant to Sections 6.7(h)(i) and 6.7(h)(ii) hereof shall be credited to the Indemnifying Securityholders for purposes of determining the Post-Closing Positive Adjustment Amount or the Post-Closing Negative Adjustment Amount.

          (f) Subject to Section 6.6, the Post-Closing Positive Adjustment Amount, if any, shall be promptly paid by the Buyer to the Securityholders on a pro-rata basis within five (5) business days after the Final Closing Balance Sheet Date. If there is a Post-Closing Negative Adjustment Amount, each Securityholder shall be jointly and severally obligated to pay to Buyer, and shall pay to Buyer no later than five (5) business days after the Final Balance Sheet Date, such Post-Closing Negative Adjustment Amount; provided, however, that Buyer may request the Escrow Agent to release to it all or any portion of such portion of the Post-Closing Negative Adjustment Amount that is not received by Buyer within such five (5) business day period, at Buyer's sole election, at any time after the end of such five (5) business day period, and the Escrow Agent shall promptly honor such request in accordance with the terms of the Escrow Agreement.

          (g) The Shareholder Representatives shall have full power and authority on behalf of each Securityholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Securityholders under this Section 1.6. The Shareholder Representatives shall have no liability to any Securityholder for any action taken or omitted on behalf of the Securityholders pursuant to this Section 1.6.

     1.7 Escrow Amount. At Closing, the Buyer, the Shareholder Representatives and the Escrow Agent shall execute and deliver the Escrow Agreement. The Escrow Amount shall be paid by Buyer or Transitory Subsidiary at Closing to the Escrow Agent and the Escrow Agent shall hold the Escrow Amount for satisfaction of any adjustments to the aggregate Closing Consideration, as determined pursuant to the terms of Section 1.6, and for satisfaction of any indemnification claims pursuant to Article VI.

     1.8 Dissenting Shares. Upon consummation of the Merger, Dissenting Shares shall not be converted into or represent the right to receive the Closing Consideration and the Final Consideration, if any, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Section 55-13-01 et seq. of the NCBCA. After the Effective Time, if a Company Shareholder forfeits or withdraws his, her or its right to appraisal of Dissenting Shares, then, as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares. The Company shall give the Buyer (i) prompt notice of any written demands for payment of Common Shares pursuant to Section 55-13-23 of the NCBCA and any written demands for appraisal of any Common Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the NCBCA. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Common Shares or offer to settle or settle any such demands.

     1.9 Options and Warrants.

          (a) Prior to the Effective Time, the Company shall enter into an agreement, in form and substance reasonably satisfactory to Buyer, with each holder of an outstanding Option providing for a termination of such Option effective as of the Effective Time, in exchange for the payment of the Option Consideration; provided that the Option Consideration shall be reduced by any applicable federal and state withholding taxes; provided further, that the agreement shall provide that such Optionholder (i) approves the transactions contemplated herein, including, without limitation, the granting to the Company the power and authority (x) to receive on behalf of such Optionholder its pro-rata share of any amount paid by Buyer to the Company pursuant to Section 1.3(i) and (y) to pay such amount to the Company Obligation Escrow Agent as contemplated by Section 1.3(i), and the granting to the Shareholder Representatives (or their successors or assigns) the power and authority to incur obligations, to execute documents (including the Escrow Agreement) that are legally binding on such Optionholder, to obligate such Optionholder to provide the indemnification contemplated by Section 6.1 and Section 6.7, to make decisions and settle disputes on such Optionholder's behalf as contemplated in
Section 6.3, Section 6.7 and elsewhere in this Agreement and the Escrow Agreement and to otherwise act on behalf of such Optionholder, and (ii) agrees to be liable for such Liabilities as the Optionholders are responsible pursuant to the terms of this Agreement, and to release the Company from any and all pre-Closing Liabilities, and shall contain a certificate of non-foreign status (as provided by Treasury Regulations Section 1.1445-2(b)(2)).

          (b) Prior to the Effective Time, the Company shall enter into an agreement, in form and substance reasonably satisfactory to Buyer, with each holder of an outstanding Warrant providing for a termination of such Warrant effective as of the Effective Time, in exchange for the payment of the Warrant Consideration; provided, that the Warrant Consideration shall be reduced by any applicable federal and state withholding taxes; provided further, that the agreement shall provide that such Warrantholder (i) approves the transactions contemplated herein, including, without limitation, the granting to the Company the power and authority (x) to receive on behalf of such Warrantholder its pro-rata share of any amount paid by Buyer to the Company pursuant to Section 1.3(i) and (y) to pay such amount to the Company Obligation Escrow Agent as contemplated by Section 1.3(i), and the granting to the Shareholder Representatives (or their successors or assigns) the power and authority to incur obligations, to execute documents (including the Escrow Agreement) that are legally binding on such Warrantholder, to obligate such Warrantholder to provide the indemnification contemplated by Section 6.1 and Section 6.7, to make decisions and settle disputes on such Warrantholder's behalf as contemplated in
Section 6.3, Section 6.7 and elsewhere in this Agreement and the Escrow Agreement and to otherwise act on behalf of such Warrantholder, and (ii) agrees to be liable for such Liabilities as the Warrantholders are responsible pursuant to the terms of this Agreement, and to release the Company from any and all pre-Closing Liabilities, and shall contain a certificate of non-foreign status (as provided by Treasury Regulations Section 1.1445-2(b)(2)).

          (c) The Company shall terminate all Company Stock Plans immediately prior to the Effective Time.

     1.10 Articles of Incorporation and By-laws.

          (a) The Articles of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Articles of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that (i) the name of the corporation set forth therein shall be changed to the name of the Company and (ii) the identity of the incorporator shall be deleted.

          (b) The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

     1.11 No Further Rights. From and after the Effective Time, no Common Shares shall be deemed to be outstanding, and holders of certificates formerly representing Common Shares shall cease to have any rights with respect thereto except as provided herein or by law.

     1.12 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Common Shares shall thereafter be made. If, after the Effective Time, certificates formerly representing Common Shares are presented to the Buyer or the Surviving Corporation, they shall be cancelled and exchanged for the Closing Consideration and the Final Consideration, if any, in accordance with Section 1.6.

     1.13 Earnest Money. Within three (3) business days after the execution of the Original Merger Agreement, Buyer shall deliver to the Deposit Escrow Agent pursuant to a deposit escrow agreement, a copy of which is attached hereto as Exhibit B (the "Deposit Escrow Agreement"), as modified as reasonably requested by the Deposit Escrow Agent consistent with the terms hereof, an earnest money deposit in the amount of $200,000 (the "Initial Deposit"). Within three (3) business days after the expiration of the Due Diligence Period, Buyer shall deliver to the Deposit Escrow Agent an additional sum of $1,800,000 (the "Due Diligence Deposit"). The Initial Deposit, Due Diligence Deposit, and all interest accrued thereon shall be hereinafter referred to as the "Deposits". The Deposit Escrow Agent shall hold the Deposits in one or more interest bearing accounts as directed by Buyer and approved by the Company, such approval not to be unreasonably withheld or delayed, and otherwise in accordance with the terms and conditions of the Deposit Escrow Agreement.

          (a) Upon the consummation of the Closing, the Deposit Escrow Agent shall transfer an amount of immediately available same day funds equal to the Deposits to a bank account designated by Buyer.

          (b) Notwithstanding anything herein to the contrary, if Buyer terminates this Agreement pursuant to Section 1.14, the Deposit Escrow Agent shall immediately return the Initial Deposit to Buyer, irrespective of any alternative instructions from the Company.

          (c) In the event this Agreement is terminated after the expiration of the Due Diligence Period pursuant to Sections 7.1(a), 7.1(b), 7.1(d), 7.1(e), 7.1(f), 7.1(g), 7.1(i) or 7.1(j), then the Deposit Escrow Agent shall return the Deposits to Buyer.

          (d) In the event this Agreement is terminated after the expiration of the Due Diligence Period pursuant to Sections 7.1(c) or 7.1(h), then the Deposit Escrow Agent shall pay the Deposits to the Company, which payment of the Deposits to the Company shall constitute the Company's full liquidated damages payment, as provided in Section 6.5(f) hereof.

     1.14 Due Diligence Period. The Company and Buyer hereby acknowledge that, as of the date of the Original Merger Agreement, Buyer has not yet had an opportunity to complete its required due diligence and fully review and evaluate all aspects of this transaction, the Company and the condition and suitability of the Company Facilities and the other assets of the Company and its Subsidiaries. Accordingly, beginning on the date of the Original Merger Agreement and continuing until 5:00 p.m. (New York time) on February 17, 2006 (the "Due Diligence Period"), Buyer shall have the right to terminate this Agreement by written notice to the Company in the event Buyer, in Buyer's sole discretion, is not satisfied with the Company and its Subsidiaries, for any reason, which reason need not be specified in such notice, provided that such notice is delivered (in accordance with the provisions of Section 9.7 hereof) to the Company on or prior to 5:00 p.m. on the last day of the Due Diligence Period. The Company acknowledges and agrees that Buyer has no obligation to give the Company prior notice, and both parties acknowledge that neither of them has any obligation to negotiate in good faith with the other party regarding modifying the terms of this Agreement or the transactions contemplated hereby, before Buyer delivers the notice of termination contemplated by the immediately preceding sentence. If Buyer does not terminate this Agreement as set forth in this Section 1.14 or as otherwise provided herein, time being of the essence with respect to said time period, then this Agreement shall remain in full force and effect. The parties agree to confirm in writing the expiration date of the Due Diligence Period upon request of either the Company or Buyer.

     1.15 Officers. The officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation and will hold office until their successors are duly elected or appointed and qualify in the manner provided in the articles of incorporation or by laws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.

     1.16 Directors. The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and will serve until their successors are duly elected or appointed and qualify in the manner provided in the articles of incorporation or by laws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.

     1.17 Title. In connection with the delivery contemplated by Section 5.2(m), Buyer shall have until the business day immediately prior to the expiration of the Due Diligence Period in which to examine title to the Company Facilities and to obtain Title Commitments at Buyer's election and at Buyer's sole expense, and in which to give the Company written notice of any title objections as to matters that Buyer feels are not Permitted Liens. To the extent any title objection is not included in such written notice, it shall become a "Permitted Lien" for purposes of this Agreement. The Company shall take commercially reasonable actions necessary to remove all title encumbrances that are not Permitted Liens ("Removable Encumbrances"), that otherwise would be reflected on the Title Commitments to be delivered at Closing. In the event that the Company attempts to remove a Removable Encumbrance but is unable to do so after commercially reasonable efforts, such failure shall not constitute a Company default, but shall allow Buyer the opportunity to terminate this Agreement within five (5) business days after the Company provides written notice to Buyer that is unable, after commercially reasonably efforts, to remove such item. Further, the Company agrees that to the extent it fails to cause the removal of any Removable Encumbrances of a definite and ascertainable amount as of the Closing Date, Buyer may, in its sole discretion, pay the necessary amounts to discharge all such Removable Encumbrances, and any such amount paid by Buyer shall reduce the Initial Merger Consideration.

     1.18 Surveys. Buyer, at Buyer's option and sole expense, shall have the right to cause a surveyor or surveyors selected by Buyer properly licensed to prepare current and accurate surveys of the Company Facilities (herein called the "Surveys"). If Buyer elects to obtain the Surveys, Buyer shall cause three
(3) copies of the Surveys to be delivered to the Company.

     1.19 Company Obligation Escrow. At or prior to the Closing, at the written direction of Buyer, the Company shall establish an escrow account with the Company Obligation Escrow Agent to be funded at or prior to Closing in accordance with Section 1.3(i) in an amount equal to the Company Obligation Amount. The Company and the Company Obligation Escrow Agent shall execute and deliver at Closing, or at a date prior to the Closing, as directed by Buyer as contemplated above, an escrow agreement (the "Company Obligation Escrow Agreement"), in a form that contains terms reasonably satisfactory to each of the Parties and the Company Obligation Escrow Agent (the Parties hereby agreeing that the Company Obligation Escrow Agreement may be incorporated as part of the Master Lease, as modified as contemplated by Section 5.2(l) hereof), to satisfy wholly the obligation of the Company or the Surviving Corporation to pay the Company Obligations."

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Buyer that, except as set forth in the Disclosure Letter, as issued with the execution of the Original Merger Agreement and as revised and issued as of Closing, the statements contained in this Article II are true and correct as of the date of the Original Merger Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Letter shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Letter shall qualify other sections and subsections in this Article II where it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The mere inclusion of an item on the Disclosure Letter shall not be deemed an admission by the Company that such item is or was material or is or was required to be disclosed thereon. For purposes of this
Article II, the phrase "to the knowledge of the Company" or any phrase of similar import shall be deemed to refer to the actual knowledge of the Chief Executive Officer, the President, the Senior Vice President of Operations and the Vice President of Finance and Controller after reasonable inquiry.

     2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate good standing and, except as set forth in Section 2.1 of the Disclosure Letter, tax good standing under the laws of the State of North Carolina. The Company is duly qualified to conduct business and is in corporate good standing and, except as set forth in
Section 2.1 of the Disclosure Letter, tax good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Letter, which jurisdictions constitute the only jurisdictions in which the nature of the Company's businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished, or Made Available, to the Buyer complete and accurate copies of its Articles of Incorporation and by-laws. The Company is not in default under or in violation of any provision of its Articles of Incorporation or by-laws.

     2.2 Capitalization.

          (a) The capital stock of the Company consists of 10,000,000 authorized shares of common stock, no par value per share, of which 4,079,367 shares were, as of the date of the Original Merger Agreement, issued and outstanding, and 402,778 authorized shares of preferred stock, $0.01 par value per share, designated as Series A Redeemable Preferred Stock, of which, as of the date of the Original Merger Agreement, none were issued and outstanding.

          (b) Section 2.2(b) of the Disclosure Letter sets forth a complete and accurate list, as of the date of the Original Merger Agreement, of the holders of capital stock of the Company, showing the number of shares of capital stock held by each shareholder. Section 2.2 of the Disclosure Letter also indicates all outstanding Common Shares that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable shareholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

          (c) Section 2.2(c) of the Disclosure Letter sets forth a complete and accurate list, as of the date of the Original Merger Agreement of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number of Common Shares issued to date under such Plan, the number of Common Shares subject to outstanding options under such Plan and the number of Common Shares reserved for future issuance under such Plan; (ii) all Optionholders, indicating with respect to each Option the Company Stock Plan under which it was granted, the number of Common Shares subject to such Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto); and (iii) all Warrantholders, indicating with respect to each Warrant the agreement or other document under which it was granted, the number of shares of capital stock, and the class or series of such shares, subject to such Warrant, the exercise price, the date of issuance and the expiration date thereof. The

Company has provided, or Made Available, to the Buyer complete and accurate copies of all Company Stock Plans, forms of all stock option agreements evidencing Options and all Warrants. All of the shares of capital stock of the Company subject to Options and Warrants will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid and nonassessable.

          (d) Except as set forth in this Section 2.2 or in Section 2.2(d) of the Disclosure Letter, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

          (e) Except as set forth in Section 2.2(e) of the Disclosure Letter, there is no agreement, written or oral, between the Company and any holder of its securities, or, to the best of the Company's knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co sale rights or "drag along" rights), registration under the Securities Act, or voting, of the capital stock of the Company.

     2.3 Authorization of Transaction. With the exception of obtaining the requisite shareholder approval, the Company has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, by unanimous written consent, has (i) determined that the Merger is fair and in the best interests of the Company and its shareholders, (ii) adopted this Agreement in accordance with the provisions of the NCBCA, (iii) directed that this Agreement and the Merger be submitted to the shareholders of the Company for their adoption and approval and resolved to recommend that the shareholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. The Company represents and warrants that the President of the Company (who is a Shareholder Representative) (the "Proxy Holder") holds valid and irrevocable proxies with respect to an aggregate of 1,325 Common Shares, as set forth in Section 2.3 of the Disclosure Letter (the "Proxy Shares"), providing the Proxy Holder with all requisite power and authority to vote such Proxy Shares to adopt and approve the Merger and the Agreement (the "Shareholder Proxies"). This Agreement has been duly and validly executed and delivered by the Company and, subject to the receipt of the requisite shareholder approval, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratoriums or similar laws now or hereafter in effect relating to creditor's rights generally or to general principles of equity.

     2.4 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act and the filing of the Articles of Merger as required by the NCBCA, and except as set forth in Section 2.4 of the Disclosure Letter, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Articles of Incorporation or Bylaws of the Company or the charter, bylaws or other organizational document of any Subsidiary, (b) require on the part of the Company or any Subsidiary any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel any material contract or instrument (including, without limitation, any Lease) to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their respective assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Company or any Subsidiary, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their respective properties or assets, except, in the case of clauses (b) through (e) above, where any such failure to provide the appropriate notice or obtain the appropriate permit, authorization, consent or approval, or where any such conflict, breach, default, acceleration, termination, modification or cancellation, or any such imposition of any Security Interest, has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     2.5 Subsidiaries.

          (a) Section 2.5(a) of the Disclosure Letter sets forth: (i) the name of each Subsidiary; (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers, directors, managers or general partners of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

          (b) Each Subsidiary is a limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Each Subsidiary is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own, lease or otherwise use the properties owned, leased and used by it. The Company has delivered, or Made Available, to the Buyer complete and accurate copies of the charter, by laws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, by-laws or other organizational documents. All of the issued and outstanding equity interests of each Subsidiary are duly authorized, validly issued, fully-paid and nonassessable. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity interests of any Subsidiary.

          (c) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary.

     2.6 Financial Statements. The Company has provided, or Made Available, to the Buyer the Financial Statements. Except as set forth in Section 2.6 of the Disclosure Letter, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company and the Subsidiaries; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments and do not include footnotes.

     2.7 Absence of Certain Changes. Except as set forth in Section 2.7 of the Disclosure Letter, since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have a Company Material Adverse Effect, and (b) neither the Company nor any Subsidiary has taken any of the actions set forth in paragraphs (a) through (m) of Section 4.4, except as permitted under
Section 4.4 hereof.

     2.8 Undisclosed Liabilities. Except as set forth in Section 2.8 of the Disclosure Letter, none of the Company and its Subsidiaries has any material Liability, except for (a) Liabilities shown on the Most Recent Balance Sheet (b) Liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business to the extent such Liabilities would not, individually or in the aggregate, be material to the Company and (c) contractual and other Liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

     2.9 Tax Matters.

          (a) The Company will file the Amended Tax Returns and the 2005 Extensions, in each case in accordance with Section 6.7(h)(i)(A) hereof. Except as set forth in the first sentence of this Section 2.9(a), and except as set forth in Section 2.9(a) of the Disclosure Letter, the Company and, to the extent applicable, each of its Subsidiaries has filed on a timely basis all Tax Returns that such entity was required to file, and all such Tax Returns were complete and accurate in all material respects. Except with respect to the Company's original 2003 and 2004 Tax Returns, and except as set forth in Section 2.9(a) of the Disclosure Letter, the Company and each of its Subsidiaries have paid on a timely basis all Taxes that were due and payable. Except with respect to the Amended Tax Returns and to the extent attributable to the Amended Tax Returns, the unpaid Taxes of the Company and each of its Subsidiaries for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. Neither the

Company nor any of its Subsidiaries has any actual or potential liability for any Tax obligation of any person other than the Company and the Subsidiaries. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, and have been properly reported as required under applicable information reporting requirements.

          (b) The Company has delivered, or Made Available, to the Buyer complete and accurate copies of all federal income Tax Returns filed for the 2001, 2002, 2003 and 2004 taxable years of the Company and each of its Subsidiaries, and examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since December 31, 2001. Except as set forth in Section 2.9(b) of the Disclosure Letter, the Company or the relevant Subsidiary has paid all deficiencies resulting from any examination or audit relating to Taxes. The federal income Tax Returns of the Company have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through 2001. Except as set forth in Section 2.9(b) of the Disclosure Letter, no examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated and neither the Company nor any of its Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that the Company or any such Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, or executed any power of attorney with respect to any Tax matter that is currently in force.

          (c) Except as set forth in Section 2.9(c) of the Disclosure Letter, neither the Company nor any Subsidiary: (i) is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company or the Subsidiaries are subject to an election under Section 341(f) of the Code;
(ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (iii) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; (iv) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than an affiliated group the common parent of which was the Company); (v) has participated in, or otherwise made a filing with respect to, a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b); (vi) is a direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the economic effect of providing a guarantee of Tax benefits (including a Tax indemnity from a seller or lessee of property, or insurance protection with respect to Tax treatment) with respect to any transaction, or Tax opinion relating to the Company or any of its Subsidiaries; (vii) has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in party by Section 355 of the Code; (viii) has entered into any transactions or other arrangements which could reasonably be expected to give rise to an accrual of taxable income subsequent to the Closing without a contemporaneous receipt of cash; (ix) has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code; (x) has income which is includible in computing the taxable income of a United States person (as determined under

Section 7701 of the Code) under Section 951 of the Code; (xi) has an "investment in United States property" within the meaning of Section 956 of the Code; (xii) is or was subject to the provisions of Section 1503(d) of the Code; or (xiii) is or has been required to make a basis reduction pursuant to Treasury Regulation
Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

          (d) As of the Closing Date, (i) the Company's net operating loss carry forwards that will be available, for federal income tax purposes, to be used by the Surviving Corporation and/or Buyer immediately after the Closing will be equal to at least Three Million Seven Hundred Thousand Dollars ($3,700,000), subject to the limitations set forth in Section 382 of the Code, and (ii) the Company will have an alternative minimum tax credit carry forward, for federal income tax purposes, equal to at least Four Hundred Thousand Dollars ($400,000); provided, however, if the actual amount with respect to either clause (i) or
(ii) is less than the minimum required amount set forth in this Section 2.9(d), but the actual amount with respect to the other clause is greater than such minimum required amount, then this representation and warranty shall be deemed satisfied to the extent that the variances offset each other. For purposes of comparing the amounts in clauses (i) and (ii), the alternative minimum tax credit carryforward shall be divided by a factor of 0.35.

          (e) There are no material liens for Taxes upon any property or asset of the Company or any of its Subsidiaries, except for liens arising as a matter of law relating to current Taxes not yet due.

          (f) Except as set forth in Section 2.9(f) of the Disclosure Letter, neither the Company nor any of its Subsidiaries (i) is a party to or is bound by any Tax allocation or Tax sharing agreement or arrangement with any person other than the Company or any of its Subsidiaries, pursuant to which it may have any obligation to make any payments after the Closing, (ii) is a party to any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof (or any similar provision of state, local or foreign law), or any prefiling or other agreement with the Internal Revenue Service, or (iii) is bound by any private letter ruling issued by the Internal Revenue Service or any comparable ruling or guidance relating to Taxes issued by any other Governmental Entity.

          (g) Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method, and the Internal Revenue Service has not proposed any such adjustment or change in accounting method.

     2.10 Assets.

          (a) Except as set forth in Section 2.10(a) of the Disclosure Letter, the Company or the applicable Subsidiary is the true and lawful owner, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company or the Subsidiaries, free and clear of all Security Interests. Each of the Company and the Subsidiaries owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Except as set forth in Section 2.10(a) of the Disclosure Letter, each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

          (b) Section 2.10(b) of the Disclosure Letter lists individually (i) all fixed assets (within the meaning of GAAP) of the Company or the Subsidiaries having a book value greater than $10,000, and (ii) all other assets of a tangible nature (other than inventories) of the Company or the Subsidiaries whose book value exceeds $10,000.

     2.11 Owned Real Property. Neither the Company nor any Subsidiary owns any Owned Real Property.

     2.12 Real Property Leases. Section 2.12 of the Disclosure Letter lists: (a) each of the Company Facilities, (b) the street address and the current and maximum licensed capacity of such Company Facility, (c) the landlord and owner of each such Company Facility, (d) the term of each such Lease, and (e) any extension and expansion or purchase options with respect thereto. The Company has delivered, or Made Available, to the Buyer complete and accurate copies of the Leases. Except as set forth in Section 2.12 of the Disclosure Letter, neither the Company nor any of its Subsidiaries subleases or otherwise permits the occupancy by any third party (other than the Residents) of all or any portion of any of the Company Facilities. With respect to each Lease, except as set forth in Section 2.12 of the Disclosure Letter:

          (a) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to bankruptcy, insolvency, reorganization, moratoriums or similar laws now or hereafter in effect relating to creditor's rights generally or to general principles of equity;

          (b) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in material breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such Lease.

          (c) to the knowledge of the Company, all Company Facilities are supplied with utilities and other services adequate for the operation of said Company Facilities and are in good repair and working order sufficient for normal operation of the Company's business, subject to normal wear and tear, and adequate and suitable for the purposes for which they are presently being used;

          (d) to the knowledge of the Company, each of the Company Facilities has unlimited access to and from publicly dedicated streets, the responsibility for maintenance of which has been accepted by the appropriate Governmental Entity; and

          (e) the Company is not aware of any Security Interest, easement, covenant or other restriction or title matter applicable to the real property subject to any such lease which would reasonably be expected to materially impair the current uses or the occupancy by the Company or a Subsidiary of the property subject thereto.

     2.13 Intellectual Property.

          (a) Section 2.13(a) of the Disclosure Letter lists (i) each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company or any Subsidiary.

          (b) Each of the Company and the Subsidiaries owns or has the right to use all material Intellectual Property necessary to conduct the business of the Company and each of the Subsidiaries in the manner in which it is presently conducted. To the knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Intellectual Property rights of the Company or any Subsidiary. Except as set forth in Section 2.13(b) of the Disclosure Letter, to the knowledge of the Company, neither the Company nor any Subsidiary has infringed, violated or misappropriated any Intellectual Property rights of any third party. Neither the Company nor any Subsidiary has received any complaint, claim or notice, or written threat alleging any such material infringement, violation or misappropriation. To the Company's knowledge, there is no reasonable basis for any such claim.

          (c) Section 2.13(c) of the Disclosure Letter identifies each license or other agreement pursuant to which the Company or a Subsidiary has licensed, distributed or otherwise granted any rights to any third party with respect to, any Intellectual Property of the Company.

          (d) Section 2.13(d) of the Disclosure Letter identifies each item of Intellectual Property that is owned by a party other than the Company or a Subsidiary, and the license or agreement pursuant to which the Company or a Subsidiary uses it (excluding off the shelf software programs licensed by the Company pursuant to "shrink wrap" licenses).

     2.14 Contracts.

          (a) Section 2.14(a) of the Disclosure Letter lists the following agreements (written or oral) to which the Company or any Subsidiary is a party as of the date of the Original Merger Agreement:

               (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $5,000 per annum;

               (ii) any agreement for the purchase or sale of products or for the furnishing or receipt of services, providing for payments by the Company in excess of $5,000 per annum;

               (iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

               (iv) any agreement under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

               (v) any agreement for the disposition of any material portion of the assets or business of the Company or any Subsidiary (other than sales of products or services in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory and supplies in the Ordinary Course of Business);

               (vi) any agreement concerning confidentiality or noncompetition (other than those entered into with third parties relating to a sale of the Company or all or substantially all of the assets of the Company and the Subsidiaries that (x) were entered into during the calendar month of September 2005 and (y) are substantially similar in form and substance to the Confidentiality Agreement (as defined in Section 9.3);

               (vii) any employment or consulting agreement;

               (viii) any agreement involving any current or former officer, director or shareholder of the Company or an Affiliate thereof;

               (ix) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

               (x) any agreement which is not cancelable upon notice of sixty
     (60) days or less which provides for payments by the Company in excess of $5,000 per annum; and

               (xi) any other agreement not entered into in the Ordinary Course of Business.

          (b) The Company has delivered, or Made Available, to the Buyer a complete and accurate copy of each agreement listed in Section 2.13 or Section
2.14 of the Disclosure Letter. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect, subject to bankruptcy, insolvency, reorganization, moratoriums or similar laws now or hereafter in effect relating to creditor's rights generally or to general principles of equity; and (ii) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in material breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such agreement.

     2.15 Assisted Living Residence Agreements; Rent Rolls. Section 2.15 of the Disclosure Letter lists each Resident, the apartment unit and Company Facility where such Resident resides and the Rent Roll with respect thereto. Except as set forth in Section 2.15 of the Disclosure Letter, neither the Company, nor any of its Subsidiaries, is in material default under, nor to the Company's knowledge is any Resident, in material default or is there any material dispute under or with respect to any Assisted Living Residence Agreement. True and complete copies of the forms of Assisted Living Residence Agreement currently used in each of the Company Facilities, including standard rent and rate schedules for services provided by the Company, have been provided or Made Available to Buyer. Except as set forth on Section 2.15 of the Disclosure Letter, all Residents of the Company Facilities have executed Assisted Living Residence Agreements and all Assisted Living Residence Agreements do not vary in any material respect from the terms of the specimen agreements Made Available, were entered into on an arms' length basis and do not provide for payment of a single sum in exchange for lifetime care or other prepaid services.

     2.16 Insurance. Section 2.16 of the Disclosure Letter lists each insurance policy (including policies providing casualty, liability, medical and workers compensation coverage) to which the Company or any Subsidiary is currently a party, all of which are in full force and effect. The Company believes that the insurance coverage currently held by the Company is adequate and appropriate for its business as currently conducted. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. Except as set forth in Section 2.16 of the Disclosure Letter, all premiums due and payable under all such policies have been paid, and to the Company's knowledge, the Company and the Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or substantial premium increase with respect to, any such policy. The Company has reported all claims and given notice to all applicable insurance carriers of the Company of any incident or occurrence which would reasonably be expected to give rise to a claim under any such policy or policies of insurance, in accordance with, and as and to the extent required by, such policy or policies.

     2.17 Litigation. Except as set forth in Section 2.17 of the Disclosure Letter, as of the date of the Original Merger Agreement, there is no Legal Proceeding which is pending or, to the Company's knowledge, has been threatened in writing against the Company or any Subsidiary which: (i) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement, or (ii) would reasonably be expected to cause the Company or any Subsidiary to incur a material Liability. There are no material judgments, orders or decrees outstanding against the Company or any Subsidiary.

     2.18 Employees.

          (a) Section 2.18(a) of the Disclosure Letter contains a list of all employees of the Company, along with the position and the annual rate of compensation of each such person. Section 2.18 of the Disclosure Letter contains a list of all employees of the Company or any Subsidiary who are a party to a non-competition agreement with the Company or any Subsidiary; copies of such agreements have previously been delivered, or Made Available, to the Buyer. To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company or any Subsidiary.

          (b) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.

     2.19 Employee Benefits.

          (a) Section 2.19(a) of the Disclosure Letter contains a complete and accurate list of all Company Plans. Complete and accurate copies (including all applicable amendments) of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts, summary plan descriptions and summaries of material modifications, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) and all plan financial statements, if any, in each case, for the three most recent plan years for each Company Plan, have been delivered, or Made Available to, the Buyer.

          (b) Each Company Plan has been administered in accordance with its terms and in all material respects in accordance with the Code, ERISA and all applicable law, and each of the Company, the Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to each Company Plan and has timely made all required contributions thereto. All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Company Plan has assets that include securities issued by the Company or any ERISA Affiliate.

          (c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any liability.

          (d) Except as set forth in Section 2.19(d) of the Disclosure Letter, all the Company Plans that are intended to be qualified under Section 401(a) of the Code have received current determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and no such determination letter has been revoked and revocation has not been threatened, and no such Company Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification.

          (e) Neither the Company, any Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

          (f) At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any pension plan that is "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) and at no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any welfare plan that is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

          (g) There are no material unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company or any

Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law.

          (h) No act or omission has occurred and to the knowledge of the Company no condition exists with respect to any Company Plan that would subject the Company, any Subsidiary or any ERISA Affiliate to any material fine, penalty, tax or liability of any kind imposed under ERISA, the Code or applicable federal or state securities laws.

          (i) No Company Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

          (j) Except as set forth on Section 2.19(j) of the Disclosure Letter, each Company Plan is amendable and terminable by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

          (k) Section 2.19(k) of the Disclosure Letter discloses each: (i) agreement with any shareholder, director, executive officer or employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, or (B) providing severance benefits or other benefits after the termination of employment of such director, executive officer or employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company or any Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement. Assuming the requisite shareholder approval contemplated in Section 4.17, there is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of Sections 1.6, 1.9, 4.8 and 4.16 and Article VI of this Agreement, covering any current or former employee, director or consultant of the Company or any of its Subsidiaries that, individually or collectively, will give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 280G of the Code.

          (l) Section 2.19(l) of the Disclosure Letter sets forth the Company's potential liability, as of the Closing Date, for awards payable to employees of the Company under the Company's bonus programs, including the names of the employees to receive awards thereunder and the amount of such awards. The Company has entered into an agreement with each employee who is to receive an award under such bonus programs which sets forth the relevant terms and conditions of such employee's award.

          (m) Except as set forth in Section 2.19(m) of the Disclosure Letter, neither the Company nor any of its ERISA Affiliate has (i) used the services or workers provided by third party contract labor suppliers, temporary employees, "leased employees" (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Company Plans or the imposition of penalties or excise taxes with respect to the Plans by the Internal Revenue Service, the Department of Labor, or the Pension Benefit Guaranty Corporation.

     2.20 Environmental Matters.

          (a) Each of the Company and the Subsidiaries has complied in all material respects with all applicable Environmental Laws. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary.

          (b) Neither the Company nor any Subsidiary, or, to the knowledge of the Company, any other person or entity, has released, discharged or otherwise disposed of any Materials of Environmental Concern at, on, beneath or from any parcel of real property currently or formerly leased by the Company or any Subsidiary, and neither the Company or any Subsidiary has released, discharged or otherwise disposed of any Materials of Environmental Concern at, on, beneath or from any other real property.

          (c) Neither the Company nor any Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or Liability arising under any Environmental Law.

          (d) Set forth in Section 2.20(d) of the Disclosure Letter is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or a Subsidiary (whether conducted by or on behalf of the Company or a Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to. A complete and accurate copy of each such document has been provided, or Made Available, to the Buyer.

          (e) The Company and the Subsidiaries do not have any material environmental liability relating to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Subsidiary.

          (f) Notwithstanding the foregoing Sections 2.20(a) through 2.20(e), the representations and warranties set forth in this Section 2.20 shall only apply, with respect to each Managed Facility, for such period of time in which the Company actually managed each such Managed Facility.

     2.21 Legal Compliance.

          (a) Except as set forth in Section 2.21(a) of the Disclosure Letter and subject to the representations and warranties made in Sections 2.21(b) hereof, each of the Company and the Subsidiaries is currently conducting, and has at all times since October 1, 2003, conducted, their respective businesses in compliance in all material respects with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the assets, liabilities, capitalization, financial condition or results of operations of any Company Facility.

          (b) The Company is certified for participation in, and party to, valid provider agreements for payment by the North Carolina Special Assistance Program (the "Government Program") for the provision of assisted living, special care and other related healthcare and support services. True and complete copies of the provider agreement relating to the Government Program have been delivered, or Made Available to, Buyer. The Company is in good standing under the Government Program and any third party payor program. There are no concluded or pending or, to the Company's knowledge, threatened investigations, audits or other actions by any third party fiscal intermediary or carrier administering the Government Program or any Governmental Entity, to recoup, setoff, or suspend payments to, or demand a refund from, or terminate the provider agreements with, or asserting any claim, demand, penalty, fine, or other sanction with respect to any of the activities, practices, policies or claims of the Company, and to the Company's knowledge, there are no grounds to anticipate any such audit, investigation or action with respect to the Company. The Company has not submitted to the Government Program any materially false or fraudulent claim for payment, nor has the Company materially violated any condition for participation, or any rule, regulation, policy or standard of, the Government Program. All applicable cost reports related to the Company for all periods prior to the Closing have been accurately completed in all material respects and timely filed.

          (c) The Company and its Subsidiaries have complied, in all material respects, with all applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996 and all applicable state privacy laws, and with all applicable regulations promulgated under any such legislation.

     2.22 Permits. The Company and its Subsidiaries hold all of the material Permits that are required for the Company and the Subsidiaries to conduct their respective businesses as presently conducted or as proposed to be conducted prior to Closing. Each such Permit is in full force and effect; the Company or the applicable Subsidiary is in substantial compliance with the terms of each such Permit; and, to the knowledge of the Company, except as set forth on
Section 2.22 of the Disclosure Letter, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Section 2.22 of the Disclosure Letter sets forth a list of all operating licenses required for the operation of each of the Company Facilities.

     2.23 Certain Business Relationships With Affiliates. No Affiliate of the Company (other than a Subsidiary) or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, or (c) owes any money to, or is owed any money by, the Company or any Subsidiary.
Section 2.23 of the Disclosure Letter describes any commercial transactions or relationships between the Company or a Subsidiary and any Affiliate (other than, with respect to the Company, a Subsidiary) thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.

     2.24 Brokers' Fees. Except as set forth in Section 2.24 of the Disclosure Letter, neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     2.25 Books and Records. The minute books and other similar records of the Company and each Subsidiary contain complete and accurate records of all actions taken at any meetings of the Company's or such Subsidiary's shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Subsidiary accurately reflect in all material respects the assets, Liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices. Section 2.25 of the Disclosure Letter contains a list of all bank accounts and safe deposit boxes of the Company and the Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.

     2.26 WARN Compliance. The Company and its Subsidiaries have taken, or will take prior to the Closing, as required by law, any and all actions necessary to comply with the Worker Adjustment and Retraining Notification Act (the "WARN Act"), or state statute of similar import, with respect to any event or occurrence affecting the Company Facilities or the business of the Company and the Subsidiaries.

     2.27 Survey Reports. Complete and correct copies of all Survey Reports, waivers of deficiencies, plans of correction, and any other investigation reports received by the Company or any Subsidiary and issued with respect to the Company Facilities since October 1, 2003 (collectively, "Licensing Surveys") have been delivered, or Made Available, to Buyer. Except as set forth on Section
2.27 of the Disclosure Letter, there are no material deficiencies or violations noted in any Licensing Surveys, and, the Company or its Subsidiaries have remedied, discharged and complied with all applicable plans of correction, such that there are no current material violations or deficiencies with respect to any of the licenses issued and required by Governmental Entities in connection with the ownership, maintenance and operation of the Company Facilities or the operation of the business of the Company and the Subsidiaries.

     2.28 Capital Expenditures. Except as set forth in Section 2.28 of the Disclosure Letter or permitted under Section 4.4 hereof, and except for routine expenditures for repairs and replacements in connection with the ongoing maintenance and upkeep of the Company Facilities, the Company and the Subsidiaries do not have any outstanding contracts for capital expenditures relating to the Company Facilities, nor does the Company nor any Subsidiary have any agreement, obligations or commitments for capital expenditures relating to the Company Facilities, including, without limitation, additions to property, plant, equipment or intangible capital assets. The Company covenants and agrees that any capital expenditures with respect to which, as of the date of the Original Merger Agreement, the Company has entered into agreements, or with respect to which work has already commenced, will be completed prior to March 1, 2006.

     2.29 Absence of Adverse Notices. Except as set forth in Section 2.29 of the Disclosure Letter, none of the Company or any of the Subsidiaries has received any written notice that any material customer or supplier of the Company and the Subsidiaries intends to discontinue, substantially alter prices or terms to, or significantly diminish its relationship with the Company and the Subsidiaries as a result of the transaction contemplated hereby or otherwise.

     2.30 Resident Records. Except as set forth in Section 2.30 of the Disclosure Letter, none of Company or any of the Subsidiaries has received written notice: (a) that Resident records used or developed in connection with the business conducted at the Company Facilities have not been maintained in all material respects in accordance with any applicable federal, state or local laws or regulations governing the preparation, maintenance of confidentiality, transfer and/or destruction of such records, and (b) of any material deficiency in the Resident records used or developed in connection with the operation of the business conducted at the Company Facilities.

     2.31 Government Reimbursement Programs. Except as set forth in Section 2.31 of the Disclosure Letter, none of the Company or the Subsidiaries have participated in, and none of them currently participate in, Title XVIII ("Medicare") or Title XIX ("Medicaid") of the Social Security Act and none of them are a "provider" under the federal Medicare, CHAMPUS, TRICARE or any other federal, state or local governmental reimbursement programs, or successor programs to any of the above.

     2.32 Licensed Beds and Units. The number of licensed assisted living beds and units at the Company Facilities is as set forth on Section 2.32 of the Disclosure Letter. There are no skilled nursing beds located at any of the Company Facilities.

     2.33 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Letter or any other document, certificate or other instrument delivered, to be delivered, Made Available or to be Made Available by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                  ARTICLE III

    REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY

     Each of the Buyer and the Transitory Subsidiary jointly and severally represents and warrants to the Company that the statements contained in this
Article III are true and correct as
of the date of the Original Merger Agreement and will be true and correct as of the Closing as though made as of the Closing.

     3.1 Organization and Corporate Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and in all jurisdictions necessary to carry out the Company's business, except where any failure to do so, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where any failures, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

     3.2 Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratoriums or similar laws now or hereafter in effect relating to creditor's rights generally or to general principles of equity.

     3.3 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act and the filing of the Articles of Merger as required by the DGCL, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby, will
(a) conflict with or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except where the failure to be provide such notice or obtain any such permit, authorization, consent or approval, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any material contract or instrument to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or
(ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets, except where any such violation, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

     3.4 Financing. The Buyer will have, as of the Closing Date and as of the Final Balance Sheet Date, as applicable, sufficient funds available to pay the aggregate Closing Consideration and the aggregate Final Consideration in accordance with the terms of this Agreement and to perform its other obligations pursuant to this Agreement.

     3.5 Inspections; No Other Representations. Buyer and Transitory Subsidiary are informed and sophisticated purchasers, and have engaged expert advisors, experienced in the evaluation and purchase of companies such as Company and its Subsidiaries as contemplated hereunder. Buyer and Transitory Subsidiary have undertaken such investigation and have been provided with and have evaluated such documents and information as they have deemed necessary to enable them to make informed and intelligent decisions with respect to the execution, delivery and performance of this Agreement. As of the Closing Date, to the extent that Buyer and the Transitory Subsidiary shall have received such Environmental Reports and such Property Condition Reports as are contemplated by Section 4.10 hereof, Buyer and Transitory Subsidiary expressly acknowledge and agree that no information contained in such reports indicates the presence of any Material Environmental Deficiencies or any Material Structural Deficiencies in the Company Facilities. Buyer and Transitory Subsidiary acknowledge that Company makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered or Made Available to Buyer and Transitory Subsidiary of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Company and the Subsidiaries or the future business and operations of Company and the Subsidiaries or (ii) any other information or documents Made Available to Buyer, Transitory Subsidiary or their respective counsel, accountants or advisors with respect to Company or the Subsidiaries or their respective businesses or operations, except as expressly set forth in this Agreement.

                                   ARTICLE IV

                                    COVENANTS

     4.1 Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (i) its representations and warranties are true and correct in all material respects at the Closing Date and
(ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

     4.2 Governmental and Third-Party Notices and Consents.

          (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Parties shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the

United States Department of Justice under the Hart Scott Rodino Act, shall use its Reasonable Best Efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable; provided that in no event shall Buyer or any of its Affiliates be required to (i) agree or commit to divest, hold separate, offer for sale, abandon, limit its operation of or take similar action with respect to any assets (tangible or intangible) or any business interest of it or any of its Affiliates (including, without limitation, the Surviving Corporation or any of the Subsidiaries after consummation of the Merger) in connection with or as a condition to receiving the consent or approval of any Governmental Entity (including, without limitation, under the Hart Scott Rodino Act) or (ii) defend through litigation on the merits any claim asserted in any court by any person or Government Entity. Notwithstanding the foregoing to the contrary, each of Buyer and the Company shall be responsible for paying 50% of any filing fees incurred by either the Company or Buyer with respect to filings made with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart Scott Rodino Act. With respect to any survey or other relicensing inspection of a Company Facility by any Governmental Entity conducted at any time during the three (3) month period after the Closing Date as a result of Buyer's application for change of ownership or change of operator, as applicable, the Company (or the Indemnifying Securityholders to the extent such costs are payable after Closing) shall be responsible (on a joint and several basis, with respect to the Indemnifying Securityholders) for all citations and/or deficiencies attributable
(i) solely to pre-Closing activities that violate a licensing statute, rule or regulation (and which violation did not first occur after the Closing Date) and/or (ii) to pre-Closing conditions existing at such Company Facility, and the Company shall take all actions reasonably necessary to correct such citations and/or deficiencies to the extent applicable; provided, however, that in no event shall the Company (or the Indemnifying Securityholders to the extent such costs are payable after Closing) be obligated to pay pursuant to this Section 4.2, in the aggregate, more than $25,000 with respect to any Company Facility. In any instance requiring payment by the Indemnifying Securityholders pursuant to this Section 4.2, the Company shall promptly provide each Shareholder Representative with copies of any and all invoices supporting such charges and shall utilize reasonably cost-effective means of accomplishing such repairs. Subject to the limitations set forth in the preceding two sentences, the Company's or the Indemnifying Securityholders' responsibilities, as the case may be, shall include correcting all non-compliances and/or citations, paying any and all fines, providing a plan of correction (prior to Closing), providing and bearing the expense for all consultants, staff, materials, supplies and equipment necessary to complete the plan of correction, and achieve full compliance.

          (b) Notwithstanding anything else in this section to the contrary, and in connection with the shareholder approval contemplated in Section 4.17(ii), the Company shall, prior to the Closing, obtain all necessary consents from the requisite Company Shareholders to ensure that there are no contracts, agreements, plans, or arrangements maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party, including the provisions of Sections 1.6, 1.9, 4.8 and 4.16 and Article VI of this Agreement, covering any current or former employee, director or consultant of the Company or any of its Subsidiaries that, individually or collectively, will give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

          (c) Except as set forth above, the Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Disclosure Letter, including, without limitation, any waivers, consents or approvals from third parties arising or delivered after the Closing.

     4.3 Licensing Surveys. The Company shall provide and cause its Subsidiaries to provide, or Make Available, to Buyer any Licensing Surveys issued with respect to the Company Facilities received by the Company between the Effective Time and the Closing Date.

     4.4 Operation of Business. Except as contemplated by this Agreement, during the period from the date of the Original Merger Agreement to the earlier of the Closing or the termination of this Agreement, the Company shall (and shall cause each Subsidiary to) conduct its operations in the Ordinary Course of Business and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, order and repair (normal wear and tear excepted), maintain, comply with and not make any changes or modifications to any contracts, Leases or other agreements, keep, maintain and comply with all insurance policies and permits, and keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during this period, the Company shall not (and shall cause each Subsidiary not to), without the written consent of the Buyer, which consent shall not be unreasonably withheld:

          (a) issue or sell any stock or other securities of the Company or any Subsidiary or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of Options or Warrants outstanding on the date of the Original Merger Agreement), or amend any of the terms of (including the vesting of) any Options, Warrants or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company);

          (b) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (except for cash dividends or distributions in respect of its capital stock up to an aggregate of $1,000,000);

          (c) create, incur or assume any short-term indebtedness (including obligations in respect of capital leases) other than in the Ordinary Course of Business, or create, incur or assume any long-term indebtedness; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

          (d) enter into, adopt or amend in any material respect any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.19(k) (except for additional bonus agreements of the type described in Section 2.19(k) of the Disclosure Letter) or (except for normal increases in the Ordinary Course of Business) increase in any material respect the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.19 of the Disclosure Letter or annual or other bonuses or salary increases contemplated under the Company's annual budgets) or hire any new officers, or, except in the Ordinary Course of Business, any new employees;

          (e) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business (but not any shares or other equity interests in or securities of any Subsidiary, whether or not in the Ordinary Course of Business), or merge or consolidate with any entity;

          (f) mortgage or pledge any of its property or assets or subject any such property or assets other than in the Ordinary Course of Business (but not any shares or other equity interests in or securities of any Subsidiary, whether or not in the Ordinary Course of Business), to any Security Interest;

          (g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

          (h) amend its charter, by-laws or other organizational documents except as contemplated by this Agreement;

          (i) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes;

          (j) enter into any new contract or agreement requiring payments by the Company in excess of $10,000 or that is not cancelable by the Company upon sixty
(60) days notice, except for Assisted Living Residence Agreements in the Ordinary Course of Business, or amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement (including, without limitation, any Lease) of a nature required to be listed in Section 2.12, Section 2.13 or
Section 2.14 of the Disclosure Letter;

          (k) make or commit to make any capital expenditure in excess of $50,000 per item or $500,000 in the aggregate, unless any such capital expenditure is otherwise consistent with the Company's capital expenditure budget as described on Exhibit C;

          (l) institute or settle, except for settlements which do not exceed $50,000 in the aggregate, any Legal Proceeding; or

          (m) agree in writing or otherwise to take any of the foregoing actions.

     4.5 Access to Information.

          (a) The Company shall (and shall cause each Subsidiary to), during the period from the date of execution of the Original Merger Agreement until the earlier of the Closing or the termination of this Agreement, permit representatives of the Buyer, upon notice to the Company, to have full access (at all reasonable times, and in a manner so as not to interfere unreasonably with the normal business operations of the Company and the Subsidiaries) to all premises, properties, financial, tax and accounting records (including the work papers of the Company's independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Company and each Subsidiary.

          (b) Within 30 days after the end of each month ending prior to the Closing, beginning with the first month ending following the date of the Original Merger Agreement, the Company shall furnish, or make available, to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly, in all material respects, the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company and the Subsidiaries.

          (c) Each of the Buyer and the Transitory Subsidiary acknowledges and agrees that they are parties to that certain Confidentiality Agreement with the Company dated as of September 12, 2005 (the "Confidentiality Agreement"), and the terms and conditions of the Confidentiality Agreement shall apply to the matters set forth herein or contemplated hereby.

     4.6 Exclusivity.

          (a) From the date of execution of the Original Merger Agreement until the earlier of the Closing or the termination of this Agreement, the Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, any Subsidiary or any division of the Company, (ii) furnish, or make available, any non public information concerning the business, properties or assets of the Company, any Subsidiary or any division of the Company to any party (other than the Buyer) or
(iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction.

          (b) The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within two business days after such receipt, notify the Buyer of such inquiry, proposal or offer, including the general terms of such inquiry, proposal or offer.

     4.7 Expenses. Except otherwise as provided in this Agreement, each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     4.8 Indemnification and Insurance.

          (a) The Buyer shall not, for a period of six years after the Closing, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Articles of Incorporation or By-laws of the Company, or any other contract or agreement between or among the Company and its current or former officer or directors, for the benefit of any individual who served as a director or officer of the Company at any time prior to the Closing, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing.

          (b) From and after the Closing, the Buyer agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each Indemnified Executive against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under North Carolina law (and the Buyer and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under North Carolina law, provided the Indemnified Executive to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Executive is not entitled to indemnification).

          (c) For a period of six years after the Closing, the Buyer shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered, or Made Available, to the Buyer) with coverage in amount and scope at least as favorable to such persons as the Company's existing coverage; provided, that in no event shall the Buyer or the Surviving Corporation be required to expend in excess of $78,000 in the aggregate to procure such coverage for the entire six year period and the Shareholder Representatives shall be entitled to personally pay the amount of any premiums in excess of such limitation. Further, at the option of Buyer, Buyer may elect to satisfy its obligations under this Section 4.8(c) by increasing the Initial Merger Consideration by $78,000 as contemplated by Section 1.5(a), and, if Buyer does the foregoing, it shall have no further obligations under this Section 4.8(c).

          (d) On or prior to Closing, the Company shall obtain tail insurance for professional and general liability insurance coverage in the amount of its existing insurance coverage for such insurance, and lasting for a period of two
(2) years after Closing, with respect to the Company's pre-Closing operations, which coverage shall name Buyer as a co-beneficiary thereunder (the "Tail Insurance Coverage").

     4.9 Title Information. The Company shall deliver, or Make Available, to Buyer, not more than three (3) business days following the date of execution of the Original Merger Agreement, copies of any existing title insurance policies insuring the Company's leasehold interest in the Company Facilities and any existing surveys of the Company Facilities now in the Company's possession. Such material is provided without representation or warranty of any kind, but rather delivered as a convenience to assist Buyer in conducting its due diligence inspections of the Company Facilities.

     4.10 Environmental Reports; Property Condition Reports. The Buyer shall have the right to procure, at its own cost and expense: (i) a Phase I environmental report from a qualified and duly licensed professional, for each of the Company Facilities; and (ii) a property condition report from a qualified and duly licensed professional, for each of the Company Facilities. Upon reasonable advance notice from Buyer, the Company shall permit Buyer and its agents to conduct Phase I environmental assessments for each Company Facility, and the Company shall, within ten days after the date of the Original Merger Agreement, make available for review and copy any previously prepared Phase I environmental assessments or other environmental assessments in the Company's possession immediately upon the date of the Original Merger Agreement. Buyer shall not take any core samples, install any monitoring wells, or undertake any other invasive tests or studies without the Company's and HCN's prior written consent, which consent of the Company may not be withheld or delayed to the extent that any Phase I environmental assessment provides reasonable support for a Phase II study.

     4.11 WARN Act. The Buyer shall not, and shall not cause the Surviving Corporation or any Subsidiary to, at any time within the seventy (70) day period after the Closing Date, effectuate a "plant closing" or "mass layoff" as those terms are defined in the WARN Act, or any similar law, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or the Company Subsidiaries, without complying with the notice requirements and all other provisions of the WARN Act and any similar law.

     4.12 Pre-Closing Cooperation. During the period of time commencing on the date of the Original Merger Agreement and ending on the earlier of the Closing Date or the termination of the Original Merger Agreement, the Company shall cooperate in good faith with Buyer on the planning and implementation of an orderly and efficient transition of the assets and employees of the Company and the Subsidiaries to Buyer as of the Closing, including without limitation, training, employee-benefits systems, internal control systems, policies and procedures and licensing transfers.

     4.13 Employee Matters. Section 2.19 of the Disclosure Letter lists the employees of the Company who are participants in the Bonus Plan (as defined in the Disclosure Letter) or are a party to Bonus Letters (as defined in the Disclosure Letter) as of the date of the Original Merger Agreement (such employees collectively, the "Bonused Employees"). No later than such date that is five business days prior to the Closing Date, or such earlier date as may be required to permit the Company to comply with the requirements of the WARN Act and all other applicable laws, rules and regulations, the Buyer shall deliver to the Company, in writing, a list of such Bonused Employees that Buyer desires to retain subsequent to Closing (the "Retained Employees"). The Company shall take all actions it deems necessary or appropriate to terminate the employment of any Bonused Employee who is not a Retained Employee prior to the Closing in a manner that complies in all material respects with applicable laws, rules and regulations. Prior to Closing, the Company shall, and subsequent to Closing, the Indemnifying Securityholders shall, on a joint and several basis, pay and be responsible for all costs and expenses (including, without limitation, all severance, termination pay, accrued salary and vacation), and all claims, relating to or arising from the termination of any Bonused Employees.

     4.14 Financial Report Cooperation. Prior to the Closing, the Company shall take all actions reasonably requested by Buyer to assist Buyer and its Affiliates or their representatives in preparing for any filings Buyer or any of its Affiliates may need to make with the Securities and Exchange Commission or any other Governmental Entity, to the extent any such filing relates to the transactions contemplated hereby, including preparing any financial statements required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder. To the extent reasonably requested by Buyer after the Closing, the Shareholder Representatives shall take all actions reasonably requested by Buyer to assist Buyer and its Affiliates or their representatives in preparing for any filings Buyer or any of its Affiliates may need to make with the Securities and Exchange Commission or any other Governmental Entity, to the extent any such filing relates to the transactions contemplated hereby, including preparing any financial statements required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder. Buyer shall reimburse the Shareholder Representatives for their reasonable expenses incurred in providing assistance pursuant to this Section
4.14 subsequent to Closing. A Shareholder Representative, when reasonably requested by Buyer, shall execute and deliver a representation letter, in form and substance substantially similar to the letter attached hereto as Exhibit E, to Buyer's auditors with respect to financial information delivered to Buyer and its auditors with respect to the pre-Closing operations of the Company.

     4.15 Condemnation. If after the date of the Original Merger Agreement and prior to Closing or the termination of this Agreement, a Condemnation Event occurs with respect to one or more of the Company Facilities, the Company shall take all commercially reasonable steps to promptly commence the repair of any such damage, destruction or loss (in all instances to restore such Company Facility to full functional status consistent with prior operations); provided, however that Buyer shall not be required to proceed to the Closing until any such damage, destruction or loss is repaired in all instances to restore such Company Facility to full functional status consistent with prior operations, unless Buyer and the Company mutually agree upon an amount of funds that shall be deducted from the Initial Merger Consideration. In the event that the Company, any Subsidiary or the Buyer shall receive funds from any insurance carrier or collateral source with respect to any Company Facility that suffered a Condemnation Event, and the Initial Merger Consideration was reduced pursuant to this Section 4.15 because of such Condemnation Event, any such amounts so received by the Company or any Subsidiary shall be promptly paid to the Shareholders Representatives, up to such amount by which the Initial Merger Consideration was reduced with respect to such Company Facility, and the Shareholder Representatives shall transfer to the Securityholders such amounts on a pro-rata basis.

     4.16 Accounts Receivable.

          (a) With respect to accounts receivable of the Company outstanding as of the Closing Date which are owed by Residents (or former Residents) who directly pay for such amounts, instead of Medicare, Medicaid, or other federal, state or local governmental reimbursement program Governmental Entity paying for such amounts ("Private Receivables"), Buyer shall use commercially reasonable efforts, consistent with past practice, to collect the Private Receivables in the ordinary course of Buyer's operation of the Company Facilities, and shall, within thirty (30) days after collecting any portion of any Private Receivable, forward any such collected amounts to the Shareholder Representatives. In the event that Buyer is unable to collect any portion of a Private Receivable within 180 days after such Private Receivable is due, Buyer shall cause the Company to assign all of its right, title and interest in and to such uncollected portion of such Private Receivable to the Shareholder Representatives (such assigned portion of a Private Receivable, an "Assigned Private Receivable"). To the extent that the Shareholder Representatives receive any proceeds from Buyer pursuant to this
Section 4.16(a), and to the extent that the Shareholder Representatives receive any proceeds in connection with the collection of any Assigned Private Receivables (net of any expenses incurred in connection with such collection efforts), the Shareholder Representatives shall transfer to the Securityholders such amounts on a pro-rata basis.

          (b) With respect to accounts receivable of the Company outstanding as of the Closing Date which are owed by Residents (or former Residents) but which are to be paid by a State, Medicare or Medicaid Governmental Entity ("Aid Receivables"), Buyer shall use commercially reasonable efforts, consistent with past practice, to collect the Aid Receivables in the ordinary course of Buyer's operation of the Company Facilities, and shall, within thirty (30) days after collecting any portion of any Aid Receivable, forward any such collected amounts to the Shareholder Representatives. In the event that Buyer is unable to collect any portion of an Aid Receivable within 120 days after such Aid Receivable is due, Buyer shall cause the Company to assign all of its right, title and interest in and to such uncollected portion of such Aid Receivable to the Shareholder Representatives (such assigned portion of an Aid Receivable, an "Assigned Aid Receivable"). To the extent that the Shareholder Representatives receive any proceeds from Buyer pursuant to this Section 4.16(b), and to the extent that the Shareholder Representatives receive any proceeds in connection with the collection of any Assigned Aid Receivable (net of any expenses incurred in connection with such collection efforts), the Shareholder Representatives shall transfer to the Securityholders such amounts on a pro-rata basis.

          (c) If, after the Closing Date, any Securityholder collects any amounts relating to unpaid or delinquent rent for the Company Facilities to the extent related to a period of time after the Closing, such Securityholder shall, within five (5) days after the receipt thereof, deliver to Buyer any such funds.

          (d) All rents relating to the Company Facilities received, by Buyer or the Company, or by any Securityholder pursuant to Section 4.16(c), after the Closing Date that relate to Private Receivables shall be applied first to current rents and then to delinquent rents, if any, in inverse order of maturity. All rents relating to the Company Facilities received, by Buyer or the Company, or by any Securityholder pursuant to Section 4.16(c), after the Closing Date that relate to Aid Receivables shall be applied for the specific periods for which services were provided in accordance with the remittance advice pertaining to such amount.

     4.17 Shareholder Approval. The Company shall, prior to the Closing, use its best efforts to duly call, give notice of, convene and hold a meeting of its stock holders in accordance with the NCBCA, other applicable law and the Company's organizational documents, or to cause the requisite Company Shareholders to execute an action by written consent, (i) to adopt and approve the Merger and this Agreement and (ii) to adopt and approve appropriate resolutions to ensure that there are no contracts, agreements, plans, or arrangements maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party, including the provisions of Sections 1.6, 1.9, 4.8 and 4.16 and Article VI of this Agreement, covering any current or former employee, director or consultant of the Company or any of its Subsidiaries that, individually or collectively, will give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code, and such shareholder vote or written consent, when effectuated shall constitute a valid shareholder vote or action by written consent under the NCBCA and the organizational documents of the Company, will be valid and binding on the Company and all of the Company Shareholders and will be the only vote of, or written consent by, the holders of any class or series of the outstanding capital stock of the Company required to be obtained from the Company Shareholders in connection with the approval of this Agreement, the Merger and the transactions contemplated hereby, including, without limitation, the granting to the Shareholder Representatives (or their successors or assigns) of the power and authority to incur obligations, to execute documents (including the Escrow Agreement) that are legally binding on the Company Shareholders, to obligate the Company Shareholders to provide the indemnification contemplated by Section 6.1, to make decisions and settle disputes on the Company Shareholders' behalf as contemplated in Section 6.3 and elsewhere in this Agreement and the Escrow Agreement and to otherwise act on behalf of the Company Shareholders.

     4.18 Voting of Proxy by Shareholders Representatives.

          (a) Each of the Major Shareholders represents and warrants that
Section 2.2(b) of the Disclosure Letter sets forth the number of shares of Company capital stock (together with any shares of Company capital stock acquired after the date of the Original Merger Agreement, the "Shares"), of which each Major Shareholders is the record or beneficial owner as of the date of the Original Merger Agreement. Each of the Major Shareholders represents and warrants that, as of the date of the Original Merger Agreement, it owns the Shares as set forth on Section 2.2(b) of the Disclosure Letter, free and clear of all liens and all voting agreements and commitments of every kind, except as provided in this Section 4.18 and in the Founders' Agreement (as defined and described in Section 2.2 of the Disclosure Letter. Each of the Major Shareholders further represents and warrants that each has the power to vote all Shares owned by it without restriction and that no proxies heretofore given in respect of any or all of such Shares are irrevocable and that any such proxies have heretofore been revoked.

          (b) Each of the Major Shareholders agrees that (except with respect to certain Options held by each of the Shareholder Representatives, which the Shareholder Representatives may elect to terminate prior to Closing) it will not, directly or indirectly, sell, transfer, assign, pledge, encumber or otherwise dispose of any of the Shares owned by it, or any interest therein, or any other securities convertible into or exchangeable for Company capital stock, or any voting rights with respect thereto or enter into any contract, option or other arrangement or understanding with respect thereto (including any voting trust or agreement and the granting of any proxy), other than: (a) pursuant to the Merger or (b) with the prior written consent of Buyer.

          (c) At every meeting of the shareholders of the Company called, and at every postponement or adjournment thereof, and on every action or approval by written consent of the shareholders of the Company, each of the Major Shareholders agrees to vote its Shares or to cause its Shares to be voted in favor of adoption and approval of the Merger and the Merger Agreement. The Company agrees to cause the Proxy Holder to vote the Shareholder Proxies in favor of the Merger and the Merger Agreement.

          (d) Each of the Major Shareholders represents and warrants that (a) it has all necessary power and authority to enter into the agreement to vote the Shares set forth in this Section 4.18 (the "Voting Agreement"); and (b) the Voting Agreement is a legal, valid and binding agreement of such undersigned and is enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratoriums or similar laws now or hereafter in effect relating to creditor's rights generally or to general principles of equity.

Notwithstanding anything to the contrary herein, the rights of the Buyer with respect to any claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement by the Shareholders Representatives contained in this Section 4.18 shall not be subject to the limitations contained in Section 6.5 hereof.

                                    ARTICLE V

                      CONDITIONS TO CONSUMMATION OF MERGER

     5.1 Conditions to Each Party's Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following condition:

          (a) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

     5.2 Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:

          (a) there are no Dissenting Shares;

          (b) the Company and the Subsidiaries shall have obtained at their own expense (and shall have provided, or Made Available, copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in
Section 4.2 which are required on the part of the Company or the Subsidiaries, except for: (i) any waivers, permits, consents, approvals, licenses or other authorizations which may be delivered or issued subsequent to the Closing Date pursuant to applicable law, rule or regulation relating to such waiver, permit, consent, approval, license or other authorization; and (ii) any failure of which to obtain or effect would not, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement (except for the failure to obtain or effect any waivers, permits, consents, approvals, licenses or other authorizations with respect to the Leases);

          (c) the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of the Company that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the Closing as though made as of the Closing, provided that, to the extent that any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date; provided, however, that for purposes of this Section 5.2(c), the representations and warranties of the Company shall be deemed to be qualified by the Original Disclosure Letter, as opposed to the Disclosure Letter;

          (d) the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

          (e) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

          (f) the Company shall have delivered, or Made Available, to the Buyer and the Transitory Subsidiary the Company Certificate;

          (g) the Buyer shall have received from Hutchison Law Group PLLC, an opinion covering the matters substantially as set forth on Exhibit D, and otherwise in form and substance reasonably satisfactory to Buyer, addressed to the Buyer dated as of the Closing Date;

          (h) the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Company and the Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;

          (i) there shall be no Material Environmental Deficiencies or Material Structural Deficiencies with respect to the Company Facilities;

          (j) [Intentionally Omitted]

          (k) the Actual Census shall not have decreased by two percent (2%) or more when compared with the Weighted Average Census in the three month period ending on October 31, 2005. Attached as Exhibit 5.2(k) is the Weighted Average Census for the three month period ended October 31, 2005;

          (l) the Company shall have received a modified Master Lease to become effective following Closing, as agreed by HCN and Buyer in their sole discretion, which consent shall not be unreasonably withheld, noting the change in operator and lessee and other changes necessary to take into account the change of control of the Company with respect to the Master Lease; provided, however, that Buyer shall not be entitled to demand any changes in economic terms of the Master Lease from HCN unless such changes are consented to by HCN;

          (m) Provided Buyer has taken all customary and necessary actions for the issuance of the Title Commitments, the Title Company shall have delivered the Title Commitments at the Buyer's sole expense, to Buyer and each such Title Commitment shall not contain any exceptions to title for liens affecting the title of the Company or any Subsidiary other than the Permitted Liens.

          (n) Company Shareholders representing at least 99% of the outstanding shares of capital stock of the Company shall have executed and delivered a Letter of Transmittal, all Optionholders shall have executed and delivered the agreement contemplated by Section 1.9(a), and all Warrantholders shall have executed and delivered the agreement contemplated by Section 1.9(b);

          (o) the Company Facilities shall not have suffered a Condemnation
Event;

          (p) there shall have been no Company Material Adverse Effect;

          (q) the Company shall have provided the appropriate notices and obtained the appropriate permits, authorizations, consents or approvals as contemplated in Section 2.4, and shall have received all approvals required to prevent any of the matters contemplated by Section 2.4(c) or 2.4(d) from occurring, except where any such failure to provide the appropriate notice or obtain the appropriate permit, authorization, consent or approval, or where any such conflict, breach, default, acceleration, termination, modification or cancellation, or any such imposition of any Security Interest, has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

          (r) the Company shall have delivered evidence which is reasonably satisfactory to Buyer that the Company is in good tax standing under the laws of the States of North Carolina, South Carolina and Virginia, that all matters disclosed on Section 2.1 of the Disclosure Letter have been fully resolved, and that neither the Company nor any of the Subsidiaries shall have any liabilities or obligations with respect to the foregoing; and

          (s) the Company shall have complied with its obligations under Section 6.7(h)(i)(A) with respect to the preparation and filing of the Amended Tax Returns and the 2005 Extensions, and the Indemnifying Securityholders shall have complied with their obligations under Section 6.7(h)(i)(A) with respect to the payment of the Taxes due and owing on such Tax Returns.

     5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver by the Company) of the following additional conditions:

          (a) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of the Buyer and the Transitory Subsidiary that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the Closing as though made as of the Closing, provided that, to the extent that any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date;

          (b) each of the Buyer and the Transitory Subsidiary shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

          (c) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

          (d) the Buyer shall have delivered, or Made Available, to the Company the Buyer Certificate; and

          (e) the Company shall have received such other certificates and instruments (including certificates of good standing of the Buyer and the Transitory Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

                                   ARTICLE VI

                                 INDEMNIFICATION

     6.1 Indemnification by the Indemnifying Securityholders. Subject to the limitations set forth in this Article VI, the Indemnifying Securityholders shall indemnify the Buyer, the Buyer's permitted assignees and Affiliates and their respective partners, directors, members, shareholders, officers, employees and agents in respect of, and hold each of them harmless against, any and all Damages incurred or suffered by the Surviving Corporation or any of them resulting from, relating to or constituting:

          (a) any breach of any representation or warranty of the Company contained in this Agreement or any other agreement or instrument furnished, or Made Available, by the Company to the Buyer pursuant to this Agreement (without giving effect to any qualifications as to knowledge, materiality, Company Material Adverse Effect or similar qualifications contained in such representations and warranties); provided, however, that for purposes of this
Section 6.1(a), any matter that would result at any time in a Company Material Adverse Effect, or any Material Environmental Deficiencies, Material Structural Deficiencies, Condemnation Event or Legal Proceeding wherein an unfavorable judgment, order, decree, stipulation or injunction would prevent consummation of the transactions contemplated by this Agreement, cause the transactions contemplated by this Agreement to be rescinded following consummation or have, individually or in the aggregate, a Company Material Adverse Effect, that in each such case (x) was not disclosed on the Original Disclosure Letter but was ultimately disclosed in the Disclosure Letter, (y) occurred after the date of the Original Merger Agreement and prior to the Closing Date, and (z) did not occur as a result of an act by or on behalf of the Company, any Subsidiary or any Securityholder, shall be deemed to be disclosed as of the date of the Original Merger Agreement and shall not be subject to the indemnity provisions of this Article VI;

          (b) any failure to perform any covenant or agreement of the Company contained in this Agreement or any agreement or instrument furnished, or Made Available, by the Company to the Buyer pursuant to this Agreement;

          (c) any failure of any Company Shareholder to have good, valid and marketable title to the issued and outstanding Common Shares issued in the name of such Company Shareholder, free and clear of all Security Interests;

          (d) any breach of any representation or warranty contained in, or failure to perform any covenant or agreement required under, the representation letter provided by the Shareholder Representative pursuant to Section 4.14 hereof; or

          (e) (i) any deductible payments made by the Surviving Corporation or its Affiliates in connection with claims made under the Tail Insurance Coverage, and, (ii) to the extent not reimbursed under the Tail Insurance Coverage, any payments made by the Surviving Corporation or its Affiliates in connection with any claim, suit or proceeding not disclosed on the Original Disclosure Letter by a third party against or relating to the Company, the Surviving Corporation, any Subsidiary or any of their respective directors, managers, officers, employees and agents relating to events, actions or omissions not disclosed on the Original Disclosure Letter that occurred prior to the Closing.

     6.2 Indemnification by the Buyer. The Buyer and the Transitory Subsidiary shall, jointly and severally, indemnify the Indemnifying Securityholders and the Indemnifying Securityholders' permitted assignees and Affiliates and their respective partners, directors, members, shareholders, officers, employees and agents in respect of, and hold each of them harmless against, any and all Damages incurred or suffered by the Indemnifying Securityholders resulting from, relating to or constituting:

          (a) any breach of any representation or warranty of the Buyer or the Transitory Subsidiary contained in this Agreement or any other agreement or instrument furnished, or Made Available, by the Buyer or the Transitory Subsidiary to the Company pursuant to this Agreement (without giving effect to any qualifications as to knowledge, materiality, Buyer Material Adverse Effect or similar qualifications contained in such representations and warranties; or

          (b) any failure to perform any covenant or agreement of the Buyer or the Transitory Subsidiary contained in this Agreement or any agreement or instrument furnished, or Made Available, by the Buyer or the Transitory Subsidiary to the Company pursuant to this Agreement.

     6.3 Indemnification Claims.

          (a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 10 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 10 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI and (ii) the Indemnifying Party may not assume control of the defense of a Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The reasonable fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 6.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

          (b) In order to seek indemnification under this Article VI, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.

          (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer, (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer, or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

          (d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 6.3(e) shall become effective with respect to such Dispute. The provisions of this Section 6.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in the State of Delaware, in accordance with Section 9.11.

          (e) If, as set forth in Section 6.3(d), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the "Arbitrator") in accordance with the Commercial Rules in effect from time to time and the following provisions:

               (i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

               (ii) The parties shall commence the arbitration by jointly filing a written submission with the Wilmington, Delaware office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

               (iii) No depositions or other discovery shall be conducted in connection with the arbitration.

               (iv) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator's reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 9.11), provided that the Arbitrator shall have no power or authority to (x) award damages in excess of the portion of the Claimed Amount that is subject to such Dispute, (y) award multiple, consequential, punitive or exemplary damages, or (z) grant injunctive relief, specific performance or other equitable relief.

               (v) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 6.3(e), or (y) address or resolve any issue not submitted by the parties.

               (vi) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party's attorneys' fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

          (f) Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

          (g) For purposes of this Section 6.3 and the second and third sentences of Section 6.4, (i) if the Indemnifying Securityholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Shareholder Representatives, and (ii) if the Indemnifying Securityholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Shareholder Representatives. The Shareholder Representatives shall have full power and authority on behalf of each Indemnifying Securityholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Indemnifying Securityholders under this Article VI. The Shareholder Representatives shall have no liability to any Indemnifying Securityholder for any action taken or omitted on behalf of the Indemnifying Securityholders pursuant to this Article VI.

     6.4 Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Sections 6.1(a), 6.1(b) and 6.1(d) and

Sections 6.2(a) and 6.2(b) shall (a) survive the Closing and (b) shall expire on the date that is eighteen (18) months following the Closing Date, except that the representations and warranties set forth in Sections 2.20, 2.21 and 2.31 shall survive until the expiration of the statutes of limitation (including valid extensions thereof) applicable to the matters referred to therein for any claims that seek recovery of Damages. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of any claims arising from or related to the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party. The rights to indemnification set forth in this Article VI shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

     6.5 Limitations.

          (a) Notwithstanding anything to the contrary herein, the maximum aggregate liability of the Indemnifying Securityholders for Damages under this
Article VI shall be, at the election of the Buyer, made in its sole discretion by written notice delivered pursuant to Section 9.7 prior to the last day of the Due Diligence Period, either:

               (i) (A) $30,000,000, and (B) each Indemnifying Securityholder shall be jointly and severally liable for any Damages for which the Indemnifying Securityholders are liable under this
                    Article VI; provided that the limitation set forth in this sentence shall not apply in the case of fraud or intentional misrepresentation or the intentional breach of any covenant contained in this Agreement; provided further, that the Indemnifying Securityholders shall not be liable under this
                    Article VI until the aggregate Damages incurred by the parties entitled to indemnification pursuant to Section 6.1 exceeds $250,000; and, provided further, that in the event the aggregate amount of Damages incurred by the parties entitled to indemnification pursuant to Section 6.1 exceeds $250,000, then the Indemnifying Shareholders shall be responsible only for Damages in excess of $125,000; or

               (ii) (A) $41,500,000, and (B) each Indemnifying Securityholder shall only be liable for his, her or its pro rata share (based on the amount of the Closing Consideration, the Final Consideration, the Option

                    Consideration or the Warrant Consideration received by such Indemnifying Securityholder as a percentage of the total Closing Consideration, the Final Consideration, the Option Consideration or the Warrant Consideration) of the Damages for which the Indemnifying Securityholders are liable under this Article VI; provided that the limitation set forth in this sentence shall not apply in the case of fraud or intentional misrepresentation or the intentional breach of any covenant contained in this Agreement; provided further, that the Indemnifying Securityholders shall not be liable under this Article VI until the aggregate Damages incurred by the parties entitled to indemnification pursuant to
                    Section 6.1 exceeds $250,000; and, provided further, that in the event the aggregate amount of Damages incurred by the parties entitled to indemnification pursuant to Section 6.1 exceeds $250,000, then the Indemnifying Shareholders shall be responsible only for Damages in excess of $125,000.

          (b) Notwithstanding anything to the contrary herein except paragraph
(f) of this section, the aggregate liability of the Buyer for Damages under this
Article VI shall not exceed $30,000,000; provided that the limitation set forth in this sentence shall not apply in the case of fraud or intentional misrepresentation or the intentional breach of any covenant contained in this Agreement.

          (c) Except with respect to claims based on fraud or claims under
Section 4.18, after the Closing, the rights of the Indemnified Parties under this Article VI shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement;

          (d) No Indemnifying Securityholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

          (e) The amount of Damages recoverable by an Indemnified Party under this Article VI with respect to an indemnity claim shall be reduced by (i) any proceeds received by such Indemnified Party or an Affiliate, with respect to the Damages to which such indemnity claim relates, from an insurance carrier or any third party, (ii) the amount of any tax savings actually realized by such Indemnified Party or an Affiliate, for the tax year in which such Damages are incurred, which are clearly attributable to the Damages to which such indemnity claim relates (net of any increased tax liability which may result from the receipt of the indemnity payment or any insurance proceeds relating to such Damages). Each Indemnified Party shall use its reasonable efforts to seek payment or reimbursement for any Damages from its insurance carrier or other collateral sources prior to asserting any indemnification claims against an Indemnifying Securityholder or Affiliate thereof. In the event that an Indemnified Party shall receive funds from any insurance carrier or collateral source with respect to any Damages, any such amounts so received shall be payable to the Indemnifying Securityholders, regardless of when received by the Indemnified Party, up to such amount previously paid by the Indemnifying Securityholders or their Affiliates with respect to such Damages.

          (f) Notwithstanding anything to the contrary herein, in the event that after the expiration of the Due Diligence Period, Buyer shall not consummate the Closing under this Agreement even though the Company shall have satisfied its obligations under Section 5.2, then the Company's sole remedy shall be to terminate this Agreement and to receive the Deposits or such portion thereof as remain undisbursed as of such time, as full and complete liquidated damages, as set forth in Section 1.13 hereof. The parties acknowledge and agree that the amount of damages which the Company may incur as a result of such termination may be difficult to ascertain, and that the amount specified herein is a fair and reasonable estimate thereof, after which the parties shall have no further rights hereunder.

          (g) Notwithstanding anything to the contrary herein, the indemnification obligations of the Indemnifying Securityholders pursuant to
Section 6.1(e)(i) shall not be subject to the last two provisos of Sections 6.5(a)(i) and 6.5(a)(ii).

     6.6 Distribution of Escrow Amount. Following the Closing, in the event that Buyer has a claim for indemnification with respect to Damages against the Indemnifying Securityholders pursuant to this Article VI and/or is entitled to a payment under Section 1.6, Buyer shall be entitled to recover the amount of such claim from, in its sole discretion, (a) the Escrow Account (to the extent there are any funds remaining in the Escrow Account), or (b) from the Indemnifying Securityholders; provided, however, that if a claim by Buyer exceeds the amount of funds then in the Escrow Account, then Buyer shall be entitled to recover an amount with respect to such claim from the Escrow Account equal to 50% of the amount of funds then held in the Escrow Account, and Buyer shall be entitled to recover the remaining amount of such claim from the Indemnifying Securityholders. The Escrow Agent shall distribute to the Securityholders in accordance with, and subject to the terms of, the Escrow Agreement: (i) on the date that is five (5) business days after the later of (x) the date that the Buyer approves the 2005 Tax Returns and (y) the date that the Buyer approves the 2006 Tax Returns, each as contemplated by Section 6.7(h)(i)(A), an amount equal to $500,000 (or such lesser amount then remaining in the Escrow Account); provided that if such Tax Returns indicate that the Company has breached any of its representations or warranties contained in Section 2.9(d) of the Merger Agreement, such amount shall be reduced by the Damages incurred by the Buyer as a result of any such breach as estimated in good faith by Buyer, (ii) on the nine (9) month anniversary of the Closing Date (or the first business day thereafter), an amount equal to $2,415,000, less any amounts distributed from the Escrow Account and less any amounts held in reserve for pending claims pursuant to the terms of the Escrow Agreement, and (iii) on the eighteen (18) month anniversary of the Closing Date (or the first business day thereafter), the then remaining funds in the Escrow Account, less any amounts held in reserve for pending claims pursuant to the terms of the Escrow Agreement.

     6.7 Tax Matters.

          (a) Tax Sharing Agreements. Any Tax sharing agreements or arrangements to which the Company or any Subsidiary is a party or may have any liability or obligation (other than any Tax sharing agreement or arrangement which may be deemed to exist pursuant to the terms of any Lease) shall be terminated effective as of the Closing. After the Closing, this Agreement shall be the sole Tax sharing agreement (other than any Tax sharing agreement or arrangement which may be deemed to exist pursuant to the terms of any Lease) relating to the Company or any Subsidiary for all Pre-Closing Tax Periods.

          (b) Indemnifying Securityholders' Tax Indemnity.

               (i) Notwithstanding any other provisions of this Agreement, from and after the Closing Date, the Indemnifying Securityholders shall be: (x) jointly and severally liable if Buyer elects the option set forth in
     Section 6.5(a)(i), or (y) severally, but not jointly, liable if Buyer elects the option set forth in Section 6.5(a)(ii), and shall indemnify and hold harmless, the Surviving Corporation, each of its Subsidiaries, the Buyer, the Buyer's permitted assignees and their respective Affiliates, partners, directors, members, shareholders, officers, employees and agents against the following amounts: (A) Taxes of the Indemnifying Securityholders, the Company, or any Subsidiary of the Company with respect to taxable years or periods ending on or before the Closing Date; (B) with respect to taxable years or periods beginning before the Closing Date and ending after the Closing Date, Taxes of the Surviving Corporation or any Subsidiary which are allocable, pursuant to clause (ii) of this Section 6.7(b), to the portion of such taxable year or period ending at the end of the day on the Closing Date (an "Interim Period") (Interim Periods and any taxable year or years or period or periods that end on or prior to the Closing Date each being referred to as a "Pre-Closing Tax Period" and collectively as "Pre-Closing Tax Periods"); (C) Taxes of any member of any Affiliated Group with which the Company or any Subsidiary files or has filed a Tax Return on a consolidated, combined, affiliated, unitary or similar basis for a taxable year or period beginning before the Closing Date; (D) Taxes or other costs of the Surviving Corporation, each of its Subsidiaries, the Buyer, the Buyer's permitted assignees and their respective Affiliates, partners, directors, members, shareholders, officers, employees and agents payable as a result of any inaccuracy in or breach of any representation or warranty made in Section 2.9 of this Agreement (without giving effect to any qualifications as to knowledge, materiality, Material Adverse Effect or similar qualifications contained in such representation or warranty) or any breach of any covenant contained in this Section 6.7, without duplication; and (E) any Taxes or other payments required to be made after the Closing Date by the Surviving Corporation or any Subsidiary to any party under any Tax sharing, indemnity or allocation agreement or other arrangement in effect prior to the Closing (whether or not written) with respect to a Pre-Closing Tax Period. For purposes of the foregoing, the amount of any indemnification obligations pursuant to
     Section 6.7(b)(i) shall be reduced by any amounts specifically accrued as liabilities for Taxes on the Estimated Closing Balance Sheet or the Final Closing Balance Sheet.

               (ii) In order to apportion appropriately any Taxes relating to any taxable year or period that includes an Interim Period, the parties hereto shall, to the extent permitted under applicable Law, (x) elect with the relevant Tax authority to treat, for all purposes, the Closing Date as the last day of the taxable year or period of the Company or any Subsidiary and (y) elect the "closing of the books" method of accounting with respect to allocations between taxable periods ending on the Closing Date and any succeeding taxable periods. Each such Interim Period shall be treated as a short taxable year and a Pre-Closing Tax Period for purposes of this Section 6.7(b). In any case where applicable law does not permit the Company or any Subsidiary to treat the Closing Date as the last day of the taxable year or period of the Company or such Subsidiary with respect to Taxes that are payable with respect to an Interim Period, the portion of any such Tax that is allocable to the portion of the Interim Period ending on the Closing Date shall be:

                    (A) in the case of Taxes that are either (1) based upon or related to income or receipts, or (2) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year or period ended at the end of the day on the Closing Date (except that, solely for purposes of determining the marginal tax rate applicable to income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts shall be taken into account, if appropriate, for an equitable sharing of such Taxes); and

                    (B) in the case of Taxes not described in subparagraph (A) above that are imposed on a period basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Interim Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant period.

          (c) Buyer Indemnification. The Buyer shall indemnify and hold harmless the Indemnifying Securityholders for all Taxes of the Company, each Subsidiary, the Surviving Corporation and each of its Subsidiaries with respect to (i) taxable years or periods beginning after the Closing Date and (ii) the portion of any Interim Period that is after the Closing Date.

          (d) Mutual Cooperation. As soon as practicable, but in any event within thirty (30) days after the request of the Buyer or any Indemnifying Securityholder, the Buyer shall, or shall cause the Surviving Corporation to, deliver to the Indemnifying Securityholders or the Indemnifying Securityholders shall deliver to the Buyer, as the case may be, such information and other data relating to the Tax Returns and Taxes of the Company, the Surviving Corporation or any Subsidiary, and shall provide such other assistance as may reasonably be requested, to cause the timely completion and filing of all Tax Returns, to respond promptly to inquiries, audits or examinations by any taxing authorities with respect to any Tax Returns or taxable periods or to otherwise enable the Indemnifying Securityholders, the Buyer, the Company, the Surviving Corporation or any Subsidiary to satisfy their respective accounting or Tax requirements. For a period of seven (7) years from and after the Closing, the Buyer and the Indemnifying Securityholders, shall, and shall cause their Affiliates to, maintain and make available to the other party, on such other party's reasonable request and at such other party's expense, copies of any and all information, books and records referred to in this Section 6.7(d). After such seven-year period, the Buyer or the Indemnifying Securityholders, as the case may be, may dispose of such information, books and records, provided that prior to such disposition, (i) each Indemnifying Securityholder shall give the Buyer the opportunity, at the Buyer's expense, to take possession of such information, books and records held by such Indemnifying Securityholder and (ii) the Buyer shall give the Indemnifying Securityholders the opportunity, at the Indemnifying Securityholders' expense, to take possession of such information, books and records held by the Surviving Corporation.

          (e) Contests. Whenever any taxing authority makes a written assertion of a claim for or dispute regarding, or assessment of, Taxes for which the Indemnifying Securityholders are liable or required to provide indemnification under this Article VI, the Buyer shall, if informed of such an assertion or assessment, inform the Indemnifying Securityholders within fifteen (15) business days; provided, that any failure to inform the Indemnifying Securityholders shall not relieve the Indemnifying Securityholders of their obligation to provide the indemnity required hereunder. The Indemnifying Securityholders shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which the Indemnifying Securityholders are liable or required to provide indemnification under this Article VI, except that the Buyer shall have the right to consent to any settlement to the extent such proceedings or settlement could reasonably be expected to affect the amount of Taxes imposed on the Buyer, the Surviving Corporation or any Subsidiary for taxable periods or portions thereof beginning after the Pre-Closing Tax Periods. Whenever any taxing authority makes a written assertion of a claim for or dispute regarding, or assessment of, Taxes for which the Buyer is liable or required to provide indemnification under this Article VI, the Indemnifying Securityholders shall, if informed of such assertion or assessment, inform the Buyer within fifteen (15) business days; provided, that any failure to inform the Indemnifying Securityholders shall not relieve the Indemnifying Securityholders of their obligation to provide the indemnity required hereunder. The Buyer shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, except that the Indemnifying Securityholders shall have the right to consent, which consent shall not be unreasonably withheld, to any settlement to the extent such proceedings could reasonably be expected to materially affect the amount of Taxes for which the Indemnifying Securityholders are liable under or required to provide indemnification this Agreement.

          (f) Resolution of Disagreements Between Indemnifying Securityholders and the Buyer. If either the Indemnifying Securityholders or the Buyer disagree as to the amount of Taxes for which they are liable or required to provide indemnification under this Article VI, the Shareholder Representatives, on behalf of the Indemnifying Securityholders, and the Buyer shall promptly consult each other to resolve such dispute following the receipt of written notice from either party to begin such consultation (the "Consultation Notice"). If any such point of disagreement cannot be resolved within twenty (20) days of the date of the Consultation Notice, the Shareholder Representatives and the Buyer shall within ten (10) days after such period jointly select a nationally recognized independent public accounting firm or law firm with no material relationship to the Indemnifying Securityholders or the Buyer to act as an arbitrator to resolve, within forty-five (45) days after its selection, all points of disagreement concerning Tax matters with respect to this Agreement and presented to such accounting firm or law firm at the time of its selection. If the Shareholder Representatives, on the one hand, and the Buyer, on the other hand cannot agree on the selection of an accounting or law firm within such ten-day period, they shall cause their respective accounting firms or law firms to select such firm within five (5) business days after the end of such ten-day period. Any such resolution shall be conclusive and binding on the Buyer and the Indemnifying Securityholders. The fees of such independent public accounting firm or law firm shall be divided equally between the Indemnifying Securityholders, on the one hand, and the Buyer, on the other hand. The Shareholder Representatives and the Buyer shall (and shall cause the Surviving Corporation to) provide to such firm full cooperation.

          (g) Treatment of Indemnification Payments. The parties hereto agree to treat all indemnification payments made pursuant to this Article VI (including, without limitation, payments pursuant to Sections 6.1, 6.2 and 6.7) as adjustments to the Merger Consideration for all income Tax purposes and to take no position contrary thereto in any Tax Return or audit or examination by, or proceeding before, any taxing authority, except as required by a change in law or a "determination" as defined in Section 1313 of the Code and the Treasury Regulations thereunder.

          (h) Tax Returns.

               (i) Pre-Closing Tax Returns.

                    (A) Prior to the Closing Date, the Company shall (1) prepare, or cause to be prepared, amended Tax Returns for its 2003 and 2004 tax years (the "Amended Tax Returns"), treating the HCN Sale-Leaseback as a true sale and true lease, and shall consider the benefits to the Company of making a "closing-of-the books election" under Treasury Regulations Section 1.382-6(b) (and any corresponding provision of applicable state and local Tax laws) to close the books of the Company on September 29, 2003, and to the extent such election is deemed beneficial to the Company, shall use its reasonable efforts to obtain an extension under Treasury Regulations Section 301.9100-3 to make such election and (2) prepare and file, or cause to be prepared and filed, valid extensions of the due dates for filing the 2005 Tax Returns (the "2005 Extensions"). The Indemnifying Securityholders shall pay all third party costs and expenses incurred in connection with the preparation of the Amended Tax Returns and the preparation and filing of the 2005 Extensions. The Company shall deliver copies of the Amended Tax Returns (together with all relevant schedules and work papers) to Buyer for Buyer's review and approval, at Buyer's expense, at least fifteen (15) days prior to the Closing Date. After Buyer has approved the Amended Tax Returns, the Company shall file such Amended Tax Returns with the relevant Governmental Entities. The Indemnifying Securityholders shall be responsible for payment of the Taxes shown as due and owing on the Amended Tax Returns and the 2005 Extensions, less any amounts specifically accrued as liabilities therefor on either the Estimated Closing Balance Sheet or the Final Closing Balance Sheet. To the extent such amounts on either the Estimated Closing Balance Sheet or the Final Closing Balance Sheet exceed the amounts shown as due and owing on Amended Tax Returns and the 2005 Extensions, such amounts shall be paid by Buyer to the Indemnifying Securityholders. After the Closing, the Shareholder Representatives shall cause to be prepared the 2005 Tax Returns and the 2006 Tax Returns. The Buyer and the Surviving Corporation shall, to the extent necessary, execute an engagement letter with an independent accounting firm chosen by the Shareholder Representatives and shall provide reasonable assistance, access and information to the Shareholder Representatives and such independent accounting firm in connection with the preparation of such Tax Returns. The Indemnifying Securityholders shall pay all third party costs and expenses incurred in connection with the preparation of the 2005 Tax Returns and the 2006 Tax Returns, less any amounts specifically accrued therefor on the Estimated Closing Balance Sheet or the Final Closing Balance Sheet. The Shareholder Representatives shall deliver the 2005 Tax Returns and 2006 Tax Returns (in each case, together with all relevant schedules and work papers) to Buyer at least thirty-five (35) days prior to the due dates for such Tax Returns. Buyer shall have a period of thirty (30) days following delivery of such Tax Returns to review and approve, at Buyer's expense, such Tax Returns. After Buyer has reviewed and approved the 2005 Tax Returns and the 2006 Tax Returns (which approval shall not be unreasonably withheld), the Surviving Corporation shall file such Tax Returns in a timely manner with the relevant Governmental Entities and shall provide a copy of such filed Tax Returns to the Shareholder Representatives. At least three (3) days prior to the due date for the payment of the Taxes shown as due with respect to the 2005 Tax Returns and the 2006 Tax Returns (in each case, as reasonably approved by Buyer), the Indemnifying Securityholders shall pay to Buyer an amount equal to the Taxes shown as due and owing on such Tax Returns, less, in each case, any amounts specifically accrued as liabilities therefor on either the Estimated Closing Balance Sheet or the Final Closing Balance Sheet. To the extent such amounts on either the Estimated Closing Balance Sheet or the Final Closing Balance Sheet exceed the amounts shown as due and owing on the 2005 Tax Returns or the 2006 Tax Returns, such amounts shall be paid by Buyer to the Indemnifying Securityholders.

                    (B) Except as set forth in Section 6.7(h)(i)(A) above, the Surviving Corporation shall prepare and file, or cause to be prepared and filed, all Tax Returns that include, or are required to be filed by, the Company or any Subsidiary for all tax periods that end on or prior to the Closing Date, that are due after the Closing Date (including all permitted extensions of such due dates). The Shareholder Representatives, on behalf of the Indemnifying Securityholders, shall be provided with copies of such Tax Returns (together with all relevant schedules and work papers) or drafts thereof at least fifteen (15) days prior to the filing thereof and shall be entitled to review and comment upon such Tax Returns. Buyer or the Surviving Corporation shall consider in good faith any changes to such Tax Returns that are reasonably requested by the Shareholder Representatives. The Indemnifying Securityholders shall pay all third party costs and expenses incurred in connection with the preparation of such Tax Returns (up to a maximum of $30,000 in the aggregate, inclusive of the costs and expenses paid by the Indemnifying Shareholders in connection with the preparation of the 2005 Tax Returns and the 2006 Tax Returns as contemplated in Section 6.7(h)(i)(A)), less any amounts accrued therefor on the Estimated Closing Balance Sheet or the Final Closing Balance Sheet. At least three (3) days prior to the due date for the payment of the Taxes shown as due with respect to such Tax Returns, the Indemnifying Securityholders shall pay to Buyer an amount equal to the Taxes shown as due and owing on such Tax Returns, less any amounts specifically accrued as liabilities therefor on either the Estimated Closing Balance Sheet or the Final Closing Balance Sheet. To the extent such amounts on either the Estimated Closing Balance Sheet or the Final Closing Balance Sheet exceed the amount shown as due and owing on the Tax Returns, such amounts shall be paid by Buyer to the Indemnifying Securityholders. Neither the Buyer nor the Surviving Corporation shall prepare or file amended Amended Tax Returns, 2005 Tax Returns or 2006 Tax Returns without the prior written consent of the Shareholder Representatives, which consent will not be unreasonably withheld.

          (ii) All Other Tax Returns. The Surviving Corporation shall prepare and file, or cause to be prepared and filed, all Tax Returns that are due after the Closing Date that include, or are required to be filed by, the Surviving Corporation or any Subsidiary. To the extent that any such Tax Returns relate to any Taxes for which any Indemnifying Securityholder is required to provide indemnification pursuant to this Article VI, (A) Shareholder Representatives, on behalf of the Indemnifying Securityholders shall be provided with copies of the relevant portions of such Tax Returns (together with all relevant schedules and work papers) or drafts thereof for review at least fifteen (15) days prior to the filing thereof, and (B) at least three (3) days prior to the due date for payment of such Taxes, the Indemnifying Securityholders shall pay to the Buyer an amount equal to the portion of such Taxes for which the Indemnifying Securityholders are required to provide indemnification pursuant to this Article VI to the extent such Taxes were allocated to Pre-Closing Tax Periods pursuant to
     Section 6.7(b)(ii), less any amounts specifically accrued as liabilities therefor, on either the Estimated Closing Balance Sheet or the Final Closing Balance Sheet. To the extent such amounts on either the Estimated Closing Balance Sheet or the Final

     Closing Balance Sheet exceed the amount shown as due and owing on the Tax Returns, such amounts shall be paid by the Buyer to the Indemnifying Securityholders.

          (i) Certificates. The Buyer and the Indemnifying Securityholders further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

          (j) Survival of Obligations. Notwithstanding any other provisions of this Agreement, the obligations of the parties set forth in this Section 6.7 shall be subject to the limitations contained in Section 6.5, and shall remain in effect until the expiration of the applicable statutes of limitations (including valid extensions thereof).

                                   ARTICLE VII

                                   TERMINATION

     7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing, as provided below:

          (a) the Parties may terminate this Agreement by mutual written consent;

          (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (c) or (d) of Section 5.2 not to be satisfied and (ii) is not cured within twenty (20) days following delivery by the Buyer to the Company of written notice of such breach;

          (c) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 5.3 not to be satisfied and (ii) is not cured within twenty (20) days following delivery by the Company to the Buyer of written notice of such breach;

          (d) the Buyer may terminate this Agreement at any time prior to the expiration of the Due Diligence Period in accordance with Section 1.14 hereof;

          (e) the Buyer may terminate this Agreement in accordance with Section
1.17 hereof;

          (f) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before one hundred and eighty (180) days after the date of execution of the Original Merger Agreement by reason of the failure of any condition precedent under Section 5.1 or 5.2 (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement);

          (g) the Company may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before one hundred and eighty (180) days after the date of execution of the Original Merger Agreement by reason of the failure of any condition precedent under Section 5.1 or 5.3 (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement);

          (h) the Company may terminate this Agreement in accordance with
Section 6.5(f) hereof;

          (i) the Buyer or Company may terminate this Agreement by giving written notice to the other party if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, unless the party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement; or

          (j) the Buyer may terminate this Agreement by giving written notice to the Company if Buyer reasonably determines that any condition precedent under
Section 5.2(i), 5.2(o), or 5.2(p) is unlikely to be satisfied (unless such failure results primarily from the fault of or a breach by the Buyer of any representation, warranty or covenant contained in this Agreement).

     7.2 Effect of Termination.

          (a) In the event this Agreement is terminated as provided in Sections 7.1(a), 7.1(b), 7.1(d), 7.1(e), 7.1(f), 7.1(g), 7.1(i) or 7.1(j) hereof, the parties hereto will be released from all future obligations hereunder.

          (b) In the event this Agreement is terminated as provided in Sections 7.1(c) or 7.1(h) hereof, the parties hereto will be released from all future obligations hereunder, except that the Escrow Agent shall be obligated to pay to Company the Deposits.

          (c) In the event this Agreement is terminated as provided in Section 7.1(f) or (g) hereof, due to the failure of the closing condition of Section 5.2(q) to be satisfied as of such termination, the parties hereto will be released from all future obligations and liabilities hereunder, except that notwithstanding anything in this Agreement to the contrary: (A) the Company shall promptly reimburse Buyer for all reasonable out of pocket expenses incurred in connection with this Agreement by Buyer prior to the date of such termination, up to a maximum aggregate amount of $1,000,000, upon the Company's receipt of reasonable documentation of such expenses, and (B) Buyer shall promptly provide the Company with all Surveys, Title Commitments, environmental reports, environmental assessments and other reports prepared by third parties with respect to the Company Facilities in connection with the transactions contemplated under this Agreement. Notwithstanding anything in this Agreement to the contrary, the reimbursement of expenses as described in this Section 7.2(c) shall be Buyer's sole remedy and the Company's sole liability with respect to a termination of this Agreement as a result of the event described in this Section 7.2(c).

          (d) Notwithstanding the foregoing, the obligations of the parties set forth in Section 4.5(c) (which relates to confidentiality), Section 4.7 (which relates to payment of certain expenses) and this Section 7.2, will survive any termination of this Agreement. Except as provided in Section 7.2(c) or otherwise herein, the parties hereto will have any and all remedies provided at law or in equity or otherwise (including specific performance) to enforce the obligations set forth in Section 1.13(d), Section 4.5(c), Section 4.7 and this Section 7.2, and nothing herein will relieve any party from liability for any breach hereof, and each party will be entitled to any remedies at law or in equity to recover Damages arising from such breach, and except that termination shall not preclude any Party from suing any other Party for any breach of this Agreement that occurred prior to such termination; provided, however, that for purposes of this
Section 7.2, the representations and warranties of the Company shall be deemed to be qualified by the Original Disclosure Letter, as opposed to the Disclosure Letter, except with respect to matters arising from events occurring between the date of the execution of the Original Merger Agreement and the Closing Date which did not occur as a result of an act by or on behalf of the Company, any Subsidiary or any Securityholder, in which case the representations and warranties of the Company shall be deemed to be qualified by the Disclosure Letter, as opposed to the Original Disclosure Letter.

                                  ARTICLE VIII

                                   DEFINITIONS

     For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

     "2005 Extensions" shall have the meaning ascribed to it in Section 6.7(h)(i)(A).

     "2005 Tax Returns" shall mean the Tax Returns for the Company's 2005 tax year, prepared on a basis consistent with the Amended Tax Returns.

     "2006 Tax Returns" shall mean the Tax Returns for the Company's 2006 tax year, for the Interim Period through the Closing Date, prepared on a basis consistent with the Amended Tax Returns and the 2005 Tax Returns.

     "AAA" shall mean the American Arbitration Association.

     "Accountant" shall have the meaning ascribed to it in Section 1.6(d).

     "Actual Census" shall mean the Weighted Average Census of all of the Company Facilities (except the Managed Facilities), determined as of ten (10) days, or if such day is not a business day, then the next most recent business day, before Closing. No Residents shall be included for purposes of calculation of the Actual Census to the extent the Assisted Living Residence Agreements for such Residents contain terms that are materially different than the terms set forth on the specimen agreements Made Available to Buyer or to the extent the rental and other sums payable thereunder are other than those which are consistent with the Ordinary Course of Business.

     "Adjusted Working Capital" shall mean the working capital of the Company and its Subsidiaries (total current assets less current liabilities) determined in accordance with GAAP, applied on a consistent basis with the Company's historical financial statements, but adjusted to eliminate accrued interest and current portions of long-term debt, further adjusted to reflect an accrual by the Company for unpaid costs and expenses, including change in control bonus payments to employees or other payments, associated with the Merger, further adjusted to reflect all long-term debt of the Company or any Subsidiary except to the extent long-term debt is set forth on Exhibit F, further adjusted to eliminate all accounts receivable, further adjusted, to the extent necessary, to include any and all costs and expenses of Grant Thornton LLP related to the Company's 2005 audit by Grant Thornton LLP, and further adjusted to reflect the calculation of Prorations as of the Closing Date as contemplated by the definition of Prorations (provided, that all items reflected in the calculation of Prorations shall otherwise be excluded from the calculation of Adjusted Working Capital). An illustration of the calculation of estimated Adjusted Working Capital as of the date of the Original Merger Agreement is attached to
Exhibit 1.6(E).

     "Affiliate" shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

     "Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated, unitary, or similar group defined under state, local or foreign income Tax law.

     "Agreed Amount" shall mean part, but not all, of the Claimed Amount.

     "Aid Receivables" shall have the meaning ascribed to it in Section 4.16 hereof.

     "Amended Tax Returns" shall have the meaning ascribed to it in Section 6.7(h)(i)(A).

     "Arbitrator" shall have the meaning set forth in Section 6.3(e) hereof.

     "Articles of Merger" shall mean the articles of merger or other appropriate documents prepared and executed in accordance with Section 55-11-05 of the NCBCA.

     "Assigned Aid Receivable" shall have the meaning ascribed to it in Section
4.16 hereof.

     "Assigned Private Receivable" shall have the meaning ascribed to it in
Section 4.16 hereof.

     "Assisted Living Residence Agreements" shall mean the agreements between the Residents and each operator of the Company Facilities.

     "Bonused Employees" shall have the meaning ascribed to it in Section 4.13 hereof.

     "Buyer" shall have the meaning set forth in the first paragraph of this Agreement.

     "Buyer Certificate" shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving the Buyer or the Transitory Subsidiary) of
Section 5.3 is satisfied in all respects.

     "Buyer Material Adverse Effect" shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby. For the avoidance of doubt, the parties agree that the terms "material", "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Buyer Material Adverse Effect.

     "CERCLA" shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     "Claim Notice" shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

     "Claimed Amount" shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

     "Closing" shall mean the closing of the transactions contemplated by this Agreement.

     "Closing Consideration" shall have the meaning ascribed to it in Section 1.5(a) hereof.

     "Closing Date" shall mean the date two business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), or such other date as may be mutually agreeable to the Parties.

     "Closing Net Working Capital" shall mean the Adjusted Working Capital estimated by the Company pursuant to Section 1.6(a).

     "Closing Negative Adjustment Amount" shall have the meaning ascribed to it in Section 1.6(b) hereof.

     "Closing Positive Adjustment Amount" shall have the meaning ascribed to it in Section 1.6(b) hereof.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor law.

     "Commercial Rules" shall mean the Commercial Arbitration Rules of the AAA.

     "Common Shares" shall mean the issued and outstanding shares of common stock, no par value per share, of the Company.

     "Company" shall have the meaning set forth in the first paragraph of this Agreement.

     "Company Certificate" shall mean a certificate to the effect that each of the conditions specified in clause (a) of Section 5.2 and clauses (a) through
(e) (insofar as clause (e) relates to Legal Proceedings involving the Company or a Subsidiary) of Section 5.2 is satisfied in all respects.

     "Company Facilities" shall mean the assisted living facilities owned, leased or operated by the Company.

     "Company Material Adverse Effect" shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, financial condition, or results of operations of the Company and the Subsidiaries or any of the Company Facilities, taken as a whole, or (ii) the ability of the Buyer to operate the business of the Company and each of the Subsidiaries immediately after the Closing. For the avoidance of doubt, the parties agree that the terms "material", "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect and that a Company Material Adverse Effect shall not be deemed to have occurred in the event that any Permits shall remain pending and unissued by Governmental Entity as of the Closing Date.

     "Company Obligation Amount" shall mean Six Million Three Hundred Sixty Seven Thousand Eight Hundred Ninety Dollars ($6,367,890).

     "Company Obligation Escrow Agent" shall mean HCN, or one of its Affiliates.

     "Company Obligation Escrow Agreement" shall have the meaning ascribed to it in Section 1.19."

     "Company Obligations" shall mean all amounts required to be paid by the Company after the Closing under the Master Lease equal to the Company Obligation Amount.

     "Company Plan" shall mean any Company Stock Plan and any Employee Benefit Plan maintained, or contributed to, by the Company, any Subsidiary or any ERISA Affiliate or to which any of the foregoing is required to contribute or with respect to which any of the foregoing has any liability.

     "Company Shareholders" shall mean the shareholders of record of the Company immediately prior to the Effective Time.

     "Company Stock Plan" shall mean any stock option plan or other stock or equity-related plan of the Company.

     "Condemnation Event" shall mean: (i) damage to any one or more of the Company Facilities, the costs of repair for which exceed $250,000 for any single Company Facility, or $2,000,000 in the aggregate; or (ii) any condemnation by a Governmental Entity with respect to a Company Facility which renders such Company Facility unsuitable for the continued operation of the Company's business, substantially as it was conducted prior to such condemnation. The terms Company Facility and Company Facilities, for purposes of this definition, shall not include the Managed Facilities.

     "Consultation Notice" shall have the meaning ascribed to in Section 6.7(f) hereof.

     "Controlling Party" shall mean the party controlling the defense of any Third Party Action.

     "Damages" shall mean any and all losses, costs, damages and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution proceedings relating to a Third Party Action or an indemnification claim under Article VI), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 6.3(e)(vi).

     "Deposit Escrow Agent" shall mean the Chicago Title Insurance Company or another national insurance company reasonably acceptable to the Buyer.

     "Deposit Escrow Agreement" shall have the meaning set forth in Section 1.13 hereof.

     "Deposits" shall have the meaning ascribed to it in Section 1.13 hereof.

     "DGCL" shall mean the Delaware General Corporate Law, as amended.

     "Disclosure Letter" shall mean the Disclosure Letter issued with the execution of the Original Merger Agreement and as revised and issued as of Closing pursuant to Article II.

     "Dispute" shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

     "Dissenting Shares" shall mean Common Shares held as of the Effective Time by a Company Shareholder who has not voted such Common Shares in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 55-13 of the NCBCA and not effectively withdrawn or forfeited prior to the Effective Time.

     "Due Diligence Deposit" shall have the meaning ascribed to it in Section
1.13 hereof.

     "Due Diligence Period" shall have the meaning ascribed to it in Section
1.14 hereof.

     "Effective Time" shall mean the time at which the Surviving Corporation files the Articles of Merger with the Secretary of State of the State of North Carolina.

     "Employee Benefit Plan" shall mean any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, program, policy, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, consulting compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

     "Environmental Law" shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term "release" shall have the meaning set forth in CERCLA.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

     "Escrow Agreement" shall mean an escrow agreement in substantially the form attached hereto as Exhibit A.

     "Escrow Agent" shall mean an escrow agent mutually acceptable to Buyer and the Company.

     "Escrow Account" shall have the meaning ascribed to it in Section 1.6(b)(iv) hereof.

     "Escrow Amount" shall have the meaning ascribed to it in Section 1.5(b)(iv) hereof.

     "Estimated Closing Balance Sheet" shall have the meaning ascribed to it in
Section 1.6(a).

     "Expected Claim Notice" shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VI.

     "Final Balance Sheet Date" shall have the meaning ascribed to it in Section 1.6(d) hereof.

     "Final Closing Balance Sheet" shall have the meaning ascribed to it in
Section 1.6(a) hereof.

     "Final Consideration" shall have the meaning ascribed to it in Section 1.5(a) hereof.

     "Financial Statements" shall mean:

          (a) the audited consolidated balance sheets and statements of income, changes in shareholders' equity and cash flows of the Company as of the end of and for the fiscal years ended December 31, 2002, 2003 and 2004, and

          (b) the Most Recent Balance Sheet and the unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the ten months ended as of the Most Recent Balance Sheet Date.

     "GAAP" shall mean United States generally accepted accounting principles.

     "Governmental Entity" shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

     "Government Programs" shall have the meaning ascribed to it in Section 2.21(b) hereof.

     "Hart-Scott-Rodino Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "HCN Sale-Leaseback" shall mean that certain sale-leaseback transaction entered into as of September 29, 2003 among the Company and certain of its Subsidiaries, on the one hand, and HCN and certain of its affiliates, on the other hand.

     "Indemnified Party" shall mean a party entitled, or seeking to assert rights, to indemnification under Article VI.

     "Indemnifying Party" shall mean the party from whom indemnification is sought by the Indemnified Party.

     "Indemnified Executive" means each present and former director and officer of the Company.

     "Indemnifying Securityholders" shall mean the Securityholders receiving the Merger Consideration pursuant to Section 1.5.

     "Initial Deposit" shall have the meaning ascribed to it in Section 1.13 hereof.

     "Initial Merger Consideration" shall have the meaning ascribed to it in
Section 1.5(a) hereof.

     "Intellectual Property" shall mean all:

          (a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;

          (b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;

          (c) copyrights and registrations and applications for registration thereof;

          (d) mask works and registrations and applications for registration thereof;

          (e) computer software, data and documentation;

          (f) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

          (g) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and

          (h) copies and tangible embodiments thereof.

     "Interest Rate" shall mean the Prime Rate of Interest as set forth in the Wall Street Journal on the date a payment is determined to be due and payable.

     "Interim Period" shall have the meaning ascribed to it in Section 6.7(b)(i) hereof.

     "Lease" shall mean any lease or sublease or other occupying agreement, as amended (as disclosed in Section 2.12 of the Original Disclosure Letter), pursuant to which the Company or a

Subsidiary leases or subleases or otherwise occupies from another party any real property, including any Company Facilities.

     "Legal Proceeding" shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

     "Letter of Transmittal" shall have the meaning set forth in Section 1.3(e) hereof.

     "Liability" means any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

     "Licensing Survey" shall have the meaning set forth in Section 2.27 hereof.

     "Made Available" or "Make Available" shall mean provided to, or open for reasonable inspection on the electronic data room established by the Company or at the Company's Facilities by, Buyer, its agents, representatives or Affiliates, either electronically or in written format.

     "Major Shareholders" shall mean Christopher W. Hollister, Stephen T. Morton and God's Bounty, L.L.C.

     "Managed Facilities" shall mean each of the Rose Tara Plantation, Berne Village and Windsor House West facilities, which the Company, or its Subsidiaries, manages or has managed.

     "Master Lease" shall mean that certain Amended and Restated Master Lease Agreement made effective as of September 29, 2003 among Health Care REIT, Inc., a corporation organized under the laws of the State of Delaware ("HCN" and a "Landlord" as further defined therein), HCRI North Carolina Properties, LP, a limited partnership organized under the laws of the State of North Carolina ("HCN-NC, LP" and a "Landlord" as further defined therein), and HCRI North Carolina Properties, LLC, a limited liability company organized under the laws of the State of Delaware ("HCN-NC, LLC" and a "Landlord" as further defined therein) and SALI TENANT, LLC, a limited liability company organized under the laws of the State of North Carolina and a wholly-owned subsidiary of the Company ("Tenant"), as amended (as disclosed in Section 2.12 of the Original Disclosure Letter).

     "Material Environmental Deficiencies" shall mean the presence of Materials of Environmental Concern, which: (i) would cause any of the Company Facilities to fail to comply in all material respects with all applicable laws, rules and regulations; and (ii) have an estimated total cost to remediate such deficiencies in excess of an amount which represents 5% of the Merger Consideration.

     "Materials of Environmental Concern" shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

     "Material Structural Deficiencies" shall mean defects in the physical condition of the Company Facilities (including the heating, ventilation and air conditioning systems, plumbing, electrical, energy, life, safety and support systems, structural systems or foundation thereof) that cause the Company Facilities to: (i) fail to comply in all material respects with all applicable building codes and regulations in the locality in which the Company Facilities are located; and (ii) have an estimated total cost to repair such deficiencies in excess of an amount which represents 5% of the Merger Consideration.

     "Merger" shall mean the merger of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement.

     "Merger Consideration" shall mean the sum of the aggregate Closing Consideration and aggregate Final Consideration.

     "Most Recent Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company as of the Most Recent Balance Sheet Date.

     "Most Recent Balance Sheet Date" shall mean October 31, 2005.

     "Non-controlling Party" shall mean the party not controlling the defense of any Third Party Action.

     "NCBCA" shall mean the North Carolina Business Corporation Act, as amended.

     "Notice of Dispute" shall have the meaning ascribed to it in Section 1.6(d) hereof.

     "Option" shall mean each option to purchase or acquire Common Shares.

     "Optionholder" shall mean the registered holder of an issued an outstanding option to purchase shares of the Company's common stock.

     "Option Consideration" shall mean an amount in cash equal to the product of
(i) the excess of the Closing Consideration and Final Consideration per Common Share underlying such Option, in each case, over the exercise price per Common Share of such Option and (ii) the number of Common Shares subject to such Option.

     "Ordinary Course of Business" shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

     "Original Disclosure Letter" shall mean the Disclosure Letter provided by the Company to the Buyer as of the execution of the Original Merger Agreement.

     "Original Merger Agreement" shall have the meaning set forth in the recitals of this Agreement.

     "Other Employees" shall have the meaning ascribed to it in Section 4.13 hereof.

     "Owned Real Property" shall mean each item of real property in fee owned by the Company or a Subsidiary.

     "Parties" shall mean the Buyer, the Transitory Subsidiary and the Company.

     "Permitted Liens" shall mean (a) liens for taxes, assessments or other governmental charges or levies that are not yet due or payable; (b) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen, repairmen and other liens imposed by applicable law and on a basis consistent with past practice for amounts not yet due; (c) liens incurred or deposits made in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance or other types of social security; (d) defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of the asset subject to the lien or materially interfering with the ordinary conduct of business; (e) any set of facts an accurate up-to-date survey would show; provided, however, such facts do not materially interfere with the present use, enjoyment and occupation of the real property asset; (f) any other matters of title not objected to in writing by Buyer in accordance with Section 1.17 hereof; and (g) liens with respect to the matters disclosed on Exhibit F.

     "Permits" shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity required by the Company and its Subsidiaries to carry on their respective businesses as currently conducted.

     "Private Receivables" shall have the meaning ascribed to it in Section 4.16 hereof.

     "Post-Closing Negative Adjustment Amount" shall have the meaning ascribed to it in Section 1.6(e).

     "Post-Closing Positive Adjustment Amount" shall have the meaning ascribed to it in Section 1.6(e).

     "Pre-Closing Tax Periods" shall have the meaning ascribed to it in Section 6.7(b)(i) hereof.

     "Prorations" shall mean the apportionment, with respect to the Company Facilities, as of 12:01 a.m. on the Closing Date, as if Buyer were vested with title to the Company Facilities on the Closing Date:

     (i) all rent, additional rent and other payments under the Leases;

     (ii) gas, electricity and other utility charges for which the Company or any of its Subsidiaries is liable, if any (such charges to be apportioned as of the Closing Date on the basis of the most recent meter reading occurring prior to the Closing Date (dated not more than fifteen (15) days prior to the Closing Date) or, if unmetered, on the basis of a current bill for each such utility); and

     (iii) any other operating expenses or other items, including payments (including, without limitation, any fees, dues, assessments and other sums payable) under any operating agreements or other agreements affecting or otherwise relating to the Company Facilities, which are customarily prorated between a purchaser and a seller in the area in which each applicable Company Facility is located (excluding rents from Residents).

     "Proxy Holder" shall have the meaning set forth in Section 2.3 hereof.

     "Proxy Shares" shall have the meaning set forth in Section 2.3 hereof.

     "Reasonable Best Efforts" shall mean best efforts, to the extent commercially reasonable.

     "Removable Encumbrance" shall have the meaning set forth in Section 1.17 hereof.

     "Rent Roll" shall mean the current monthly fee charged to each Resident by the Company.

     "Residents" shall mean such persons currently residing in the Company Facilities.

     "Response" shall mean a written response containing the information provided for in Section 6.3(c).

     "Retained Employees" shall have the meaning ascribed to it in Section 4.13 hereof.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Securityholders" shall mean the Company Shareholders, Optionholders and Warrantholders of record of the Company immediately prior to the Effective Time.

     "Security Interest" shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law) (collectively, "Liens"), other than (i) mechanic's, materialmen's, and similar liens arising in the Ordinary Course of Business and securing obligations that are not yet due and payable, or (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation.

     "Shareholder Proxies" shall have the meaning set forth in Section 2.3 hereof.

     "Shareholder Representatives" shall mean Christopher W. Hollister and Stephen T. Morton.

     "Shares" shall have the meaning set forth in Section 4.18(a) hereof.

     "Software" shall mean any of the software owned by the Company or a Subsidiary.

     "Subsidiary" shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

     "Surveys" shall mean have the meaning set forth in Section 1.18 hereof.

     "Survey Reports" shall mean monthly and annual monitoring, inspection or survey reports received by the Company from relevant Governmental Entities.

     "Surviving Corporation" shall mean the Company, as the surviving corporation in the Merger.

     "Tail Insurance Coverage" shall have the meaning ascribed to it in Section 4.8(d).

     "Taxes" shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, escheat withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

     "Tax Returns" shall mean all forms, reports, returns, declarations, statements or other information(including any related or supporting schedules or attachments to any of the foregoing, and any amendments to any of the foregoing) supplied or required to be supplied to any Governmental Entity in connection with Taxes.

     "Third Party Action" shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VI.

     "Transitory Subsidiary" shall have the meaning set forth in the first paragraph of this Agreement.

     "Treasury Regulations" and "Treasury Regulation" means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

     "Title Company" shall mean any national title insurance company reasonably acceptable to the Buyer.

     "Title Commitments" shall mean the title commitments for each of the Company Facilities issued by the Title Company, which preliminary reports shall contain a commitment of the Title Company to issue in favor of the holder of the leasehold interest in the Lease title insurance policies on extended coverage 1970 or 1992 ALTA Owners Policy forms, in form and substance reasonably acceptable to Buyer insuring valid leasehold estates in the Company Facilities and issuing such endorsement as may be reasonably required by Buyer.

     "Voting Agreement" shall have the meaning set forth in Section 4.18 hereof.

     "WARN Act" shall mean the Worker Adjustment Retraining and Notification Act of 1988, as amended.

     "Warrant" shall mean each warrant or other contractual right to purchase or acquire Common Shares, provided that Options shall not be considered Warrants.

     "Warrantholder" shall mean the registered holder of an issued an outstanding warrant to purchase shares of the Company's common stock.

     "Warrant Consideration" shall mean an amount in cash equal to the product of (a) the excess of the Closing Consideration and Final Consideration per Company Share underlying such Warrant over, in each case, the exercise price per Company Share of such Warrant and (b) the number of Common Shares subject to such Warrant.

     "Weighted Average Census" shall mean the census of all the Company Facilities (except the Managed Facilities) for the most recent month then ended, equal to the quotient obtained by dividing (A) the sum of the average number of Residents for the month for all such Company Facilities by (B) the total number of beds available at such Company Facilities, as normally recorded by the Company.

                                   ARTICLE IX

                                  MISCELLANEOUS

     9.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties, which approval shall not be unreasonably withheld or delayed; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure for review and comment at least one business day prior to making the disclosure). The Company acknowledges and agrees that Buyer shall file a Current Report on Form 8-K with the Securities and Exchange Commission announcing the transactions contemplated hereby, and that Buyer shall file the Agreement with such Current Report on Form 8-K or with a Quarterly Report on Form 10-Q. The Parties acknowledge and agree that Buyer's disclosure in Buyer's Current Report on Form 8-K with respect to the announcement of this transaction will be as set forth on Exhibit G.

     9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in Article I concerning payment of the Merger Consideration, (b) the provisions of Article VI concerning indemnification are intended for the benefit of the persons or entities entitled to indemnification thereunder, and (c) the provisions of
Section 4.8 concerning indemnification are intended for the benefit of the individuals specified therein.

     9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement dated September 12, 2005 between the Buyer and the Company (the "Confidentiality Agreement") shall remain in effect in accordance with its terms.

     9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer. Any purported assignment of rights or delegation of performance obligations in violation of this Section 9.4 is void.

     9.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

     9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.7 Notices. All notices, requests, demands, claims, waivers and other communications required or permitted under this Agreement will be in writing and will be deemed to have been delivered (a) the next business day when sent overnight by a recognized courier service, (b) upon delivery when personally delivered to the recipient, or (c) when receipt is electronically confirmed, if sent by facsimile; provided, however, that if electronic receipt is confirmed after normal business hours of the recipient, notice shall be deemed to have been given on the next business day. All such notices and communications will be mailed, sent or delivered as set forth below or to such other person(s), facsimile number(s) or address(es) as the applicable recipient may have designated by written notice to the other signatories to this Agreement:

If to the Company:                   Copy to:
-----------------                    -------
Southern Assisted Living, Inc.       Hutchison Law Group PLLC
50101 Governors Drive                5410 Trinity Road, Suite 400
Chapel Hill, NC 27517                Raleigh, NC 27607
Attn: Stephen T. Morton, President   Attn: Helga L. Leftwich, Esq.

Tel: (919) 932-1015                  Tel: (919) 829-4304
Fax: (919) 932-1081                  Fax: (919) 829-9696

If to the Buyer or the Transitory Subsidiary:   Copy to (which shall not constitute notice):
--------------------------------------------    -------------------------------------------
Brookdale Senior Living, Inc.                   Skadden, Arps, Slate, Meagher & Flom LLP
330 North Wabash Avenue, Suite 1400             Four Times Square
Chicago, Illinois  60611                        New York, New York 10036
Attn: Ms. Deborah C. Paskin, Esq., SVP,         Attn: Joseph A. Coco
General Counsel and Secretary
Tel: (312) 977-3673                             Tel: (212) 735-3000
Fax: (312) 977-3699                             Fax: (212) 735-2000

and to:

Brookdale Senior Living, Inc.
330 North Wabash Avenue, Suite 1400
Chicago, Illinois 60611
Attn: Mr. Paul Froning, SVP and
      Chief Investment Officer
Tel: (312) 977-3692
Fax: (866) 741-4764

If to the Shareholder Representatives:   Copy to (which shall not constitute notice
--------------------------------------   ------------------------------------------
Christopher W. Hollister                 Hutchison Law Group PLLC
102 Van Doren Place                      5410 Trinity Road, Suite 400
Chapel Hill, NC 27517                    Raleigh, NC 27607
Tel: (919) 923-5323                      Attn: Helga L. Leftwich, Esq.
Fax: (919) 932-1081                      Tel: (919) 829-4304
                                         Fax: (919) 829-9696

            and to:

Stephen T. Morton
101 Laurelwood Lane
Cary, NC 27511
Tel: (919) 233-1767
Fax: (919) 233-8528

     9.8 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

     9.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     9.11 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in
Section 9.7, provided that nothing in this Section 9.11 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

     9.12 Construction.

          (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

          (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

          (c) Any reference herein to "including" shall be interpreted as "including without limitation".

          (d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Agreement as of the date first above written.

                                        BLC ACQUISITIONS, INC.


                                        By: /s/ R. Stanley Young
                                            ------------------------------------
                                        Title: Vice President
                                               ---------------------------------


                                        SALI MERGER SUB INC.


                                        By: /s/ R. Stanley Young
                                            ------------------------------------
                                        Title: Vice President
                                               ---------------------------------

                                        SOUTHERN ASSISTED LIVING, INC.


                                        By: /s/ Christopher W. Hollister
                                            ------------------------------------
                                        Title: CEO
                                               ---------------------------------



     The following shareholders of the Company hereby execute this Amended and Restated Agreement for the sole purpose of agreeing to and becoming bound by the provisions of Section 4.18.

MAJOR SHAREHOLDERS (solely for purposes of Section 4.18):


By: /s/ Christopher W. Hollister
    ---------------------------------
     Christopher W. Hollister


By: /s/ Stephen T. Morton
    ---------------------------------
    Stephen T. Morton


GOD'S BOUNTY, L.L.C.


By: /s/ Stephen T. Morton
    ---------------------------------
    Stephen T. Morton
    Title: Manager and Sole Voting Member